Filed pursuant to Rule 424(b)(5)
of the Securities Act of 1933,
as amended, and relating to
Registration Number 333-56878
Prospectus Supplement to Prospectus dated March 19, 2001
$300,000,000 6.25% Senior Notes Due 2013
       We will issue $300,000,000 6.25% senior notes due 2013. The senior notes will accrue interest from April 4, 2006. We will pay interest on the senior notes semi-annually, in arrears, on April 4 and October 4 of each year, commencing on October 4, 2006. The senior notes will mature on April 4, 2013, and will not be entitled to the benefit of a sinking fund. The senior notes will be issued only in denominations of $1,000 and integral multiples of $1,000.
       Prior to this offering, there has been no public market in the senior notes. Approval in-principle has been granted for the listing of the senior notes on the Singapore Exchange Securities Trading Limited, or the Singapore Exchange. Admission to the Official List of the Singapore Exchange is not to be taken as an indication of the merits of this offering, the senior notes, our company, our subsidiaries or our associated companies. The Singapore Exchange assumes no responsibility for the correctness of the statements or opinions made or reports contained in this prospectus supplement.

       Investing in the senior notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total

Public offering price(1)	99.053%	$297,159,000
Underwriting discounts(2)	0.50%	$1,500,000
Proceeds, before expenses, to us	98.553%	$295,659,000

(1)	Plus accrued interest, if any, on the senior notes from and including April 4, 2006, if settlement occurs after that date.

(2)	See “Underwriting” beginning on page S-33 of this prospectus supplement for a description of other transactions we have entered into with an affiliate of the underwriters.
       The underwriters expect to deliver the senior notes in book-entry form only through the facilities of The Depository Trust Company against payment in immediately available funds. Closing for the senior notes is expected to be on or about April 4, 2006.

Sole Global Coordinator
Goldman Sachs (Singapore) Pte.
Prospectus Supplement dated March 30, 2006.

PROSPECTUS SUPPLEMENT
PROSPECTUS

       You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell the senior notes, and seeking offers to buy the senior notes, only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, the date of the accompanying prospectus or the respective dates of the documents incorporated by reference herein or therein, regardless of the time of delivery of this prospectus supplement or any sales of the senior notes.

i

       In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, all references to “Chartered,” “our company,” “we,” “our” and “us” refer to Chartered Semiconductor Manufacturing Ltd, a limited liability company formed in the Republic of Singapore, and its subsidiaries. When we refer to “Singapore dollars” and “S$” in this document, we are referring to Singapore dollars, the legal currency of Singapore. When we refer to “U.S. dollars,” “dollars,” “$” and “US$” in this document, we are referring to United States dollars, the legal currency of the United States, and when we refer to “€ ,” we are referring to euros, the legal currency of certain nations of the European Union.

ii

PROSPECTUS SUPPLEMENT SUMMARY
       This prospectus supplement contains the terms of this offering of senior notes. This prospectus supplement may add, update or change information in the accompanying prospectus. To the extent they are inconsistent, the information in this prospectus supplement supersedes the information in the accompanying prospectus. The following summary is qualified in its entirety by, and is subject to, the more detailed information and financial statements and related notes appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition to this summary, we urge you to read the entire prospectus supplement and accompanying prospectus carefully, especially the discussion of risks of investing in the senior notes under “Risk Factors” in this prospectus supplement, before deciding to buy the senior notes.
Our Company
       Chartered is one of the world’s leading dedicated semiconductor foundries. We provide comprehensive wafer fabrication services and technologies to semiconductor suppliers and systems companies. We focus on providing foundry services to customers that serve high-growth, technologically advanced applications for the communication, computer and consumer sectors. Our top five customers in 2005, in order of revenue contribution, were Broadcom, International Business Machines, or IBM, Agilent Technologies, MStar Semiconductor and MediaTek. As the end markets we serve are typically cyclical, our top customer profile may change from period to period, depending on the strength of various market segments.
       We currently own, or have an interest in, five fabrication facilities, or fabs — Fabs 2, 3, 5, 6 and 7 — all of which are located in Singapore. Fab 7, our first 300 millimeter, or mm, facility, commenced pilot production at the end of 2004 and started commercial shipment in June 2005. We have service operations in nine locations and in eight countries in North America, Europe and Asia.
       Fab 5 and Fab 6 were each established through a strategic business partnership. Fab 5 is owned and operated by Silicon Manufacturing Partners Pte Ltd, or SMP, our joint venture company with Agere Systems Singapore Pte Ltd, or Agere Systems Singapore, (formerly Lucent Technologies Microelectronics Pte. Ltd.), a subsidiary of Agere Systems Inc. Our 49% stake in SMP is accounted for using the equity method in our consolidated financial statements. Fab 6 is owned and operated by Chartered Silicon Partners Pte Ltd, or CSP, our joint venture company with Avago Technologies General IP (Singapore) Pte. Ltd., or Avago (Avago having acquired all of the shares in CSP previously held by Agilent Technologies Europe B.V. in January 2006), EDB Investments Pte Ltd, or EDB Investments, and Singapex Investments Pte Ltd, or Singapex, an indirect wholly-owned subsidiary of Temasek Holdings (Private) Limited, or Temasek. Our 51% ownership in CSP is consolidated in our consolidated financial statements. Our alliances with these companies moderated our development costs and capital expenditures in the initial years of these strategic partnerships. Furthermore, we believe that these business alliances provide us with access to business on an ongoing basis.
       In order to augment our internal development efforts and advance our portfolio of process technologies, we have entered into technology alliances with IBM, Infineon Technologies AG, or Infineon, and Samsung Electronics Co., Ltd, or Samsung. We consider the establishment of these alliances to be significant milestones for our company, as they allow us to share research and development costs, provide us with faster access to leading-edge technologies and mitigate our ramp-up risk in building out Fab 7.
       Our technology alliance with IBM began in November 2002 with a joint development agreement pursuant to which we agreed with IBM to jointly develop and standardize on 90 nanometer, or nm, and 65nm bulk complementary metal oxide silicon, or CMOS, processes for foundry chip production on 300-mm silicon wafers. We extended our IBM joint development agreement to include Infineon in August 2003 and Samsung in March 2004 to cover the joint development of a common advanced foundry manufacturing bulk CMOS process technology at 65nm, as well as variants of that process modified for high performance and low power products. In December 2004, we expanded our joint development efforts with IBM to include 45nm bulk CMOS process technology. Further, in June 2005, together with IBM and Samsung, we extended the Design Enablement Program, launched in March 2004 for 90nm bulk CMOS processes, to include 65nm bulk CMOS processes. Many of the leading electronic design automation, or EDA, vendors and intellectual property companies have developed platform solutions and we are working with IBM to bring new partners to the program. The Design Enablement Program establishes a platform for foundry compatibility, design portability and flexible sourcing between our company and IBM at 90nm bulk CMOS processes and for our company, IBM and Samsung at 65nm bulk CMOS processes. The Design Enablement Program facilitates designers in the development of compatible design layout files that can be used interchangeably across manufacturing facilities at our company, IBM and Samsung. We also continue to expand our design service partnership network to improve our customers’ access to more expertise, broader choices and greater flexibility for their chip development. Our agreement with IBM also includes a reciprocal manufacturing arrangement pursuant to which we are able to offer our customers some capacity in IBM’s 300-mm manufacturing facility in East Fishkill, New York, and in turn IBM is able to utilize some capacity in our 300-mm Fab 7 to meet additional capacity requirements. We expect this reciprocal manufacturing arrangement to enable us to achieve scale, cycle time and cost efficiencies in 300-mm manufacturing, while also providing customers multiple sources of supply. The joint development activities for 65nm and 45nm bulk CMOS processes are conducted in East Fishkill, New York. The strengthening of our technology roadmap resulting from our joint development agreements with IBM, Infineon and Samsung provides us with faster access to leading-edge technology and allows us to target substantially more “first source” business. “First source” business refers to being selected as the first manufacturing source for customers’ new product introductions.
       As of December 31, 2005, Temasek, through its subsidiary, Singapore Technologies Semiconductors Pte Ltd, or ST Semiconductors, beneficially owned approximately 60.09% of our outstanding ordinary shares. Temasek is owned by the Minister for Finance (Incorporated) of Singapore and is the principal holding company through which the corporate investments of the Government of Singapore are held.

       We are a limited liability company incorporated in the Republic of Singapore in 1987. Our principal executive and registered offices are located at 60 Woodlands Industrial Park D, Street 2, Singapore 738406. Our telephone number is (65) 6362-2838. Our internet address is www.charteredsemi.com. Information contained on our website does not constitute a part of this document.

Recent Developments

Recent highlights and outlook for first quarter of 2006
       We continue to see increased adoption of our leading-edge technologies (0.13-micron, or um, and smaller process geometry technologies). In the fourth quarter of 2005, revenue from our 90nm technologies alone exceeded $100 million, due primarily to the contribution of revenues from the production of Xbox central processing units. In the second half of 2006, we expect to commence production of 90nm products under the sourcing and manufacturing technology agreements that we had entered into with Advanced Micro Devices, Inc. in November 2004. Our leading-edge capacity was approximately 71,000 out of 1,250,000 of total wafer capacity in 2003, approximately 170,000 out of 1,289,000 of total wafer capacity in 2004 and approximately 370,000 out of 1,500,000 of total wafer capacity in 2005 (in each case, total wafer capacity is expressed in eight-inch equivalent wafers). We expect to achieve leading-edge capacity of approximately 638,000 wafers and total wafer capacity of approximately 1,800,000 wafers (eight-inch equivalent) for the full year 2006, representing an expected growth of leading-edge capacity of approximately 72% from 2005 to 2006 and approximately 899% from 2003 to 2006.
       Based on current demand levels from our customers and taking into account two public holidays in the first quarter of 2006, we anticipate our first quarter 2006 revenue to decrease by approximately 3% sequentially. The outlook for first quarter of 2006 has been steadily improving, and we are expecting less than normal industry seasonality impact in our business. We expect to improve capacity utilization to approximately 83% for the first quarter of 2006, compared to 79% for the fourth quarter of 2005.
       In the fourth quarter of 2005, revenues from our 0.13um and smaller technologies contributed approximately 52% of our total revenue. We expect revenues from our 0.13um and smaller process geometry technologies, including 90nm, to represent approximately 52% of our total revenue in the first quarter of 2006, and revenues from our 90nm shipments alone to contribute approximately 29% of our total revenue for the same period. With this business outlook, we expect to close first quarter of 2006 with a net income of approximately $15 million.
       A tabular presentation of our first quarter of 2006 outlook is as follows.

	Fourth Quarter 2005	First Quarter 2006 Outlook

	Actual	Midpoint and Range	Sequential Change

Net revenue(a)	$367.2 million	$356.0 million, +/- $4 million	Down 2% to 4%
Chartered’s share of SMP revenue (b)	$32.2 million	$30.0 million	—
Revenue including Chartered’s share of SMP(b)	$399.4 million	$386.0 million, +/- $5 million	Down 2% to 5%
Average selling prices, or ASP(a)	$1,139	$1,079, +/- $20	Down 4% to 7%
ASP of Chartered’s share of SMP revenue(b)	$1,038	$980	—
ASP including Chartered’s share of SMP(b)	$1,130	$1,070, +/- $25	Down 3% to 8%
Utilization	79%	83%, +/- 2%	—
Gross profit	$88.0 million	$75.0 million, +/- $4 million	—
Net income (loss)(c)	$26.5 million	$15.0 million, +/- $5 million	—
Basic earnings (loss) per American Depositary Share, or ADS	$0.10	$0.06, +/- $0.02	—

Notes:

(a)	Determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP.

(b)	We have provided the information above on our total business base revenue, which includes our share of SMP revenue. Chartered’s share of SMP revenue and net revenue including Chartered’s share of SMP presented above are non-U.S. GAAP financial measures. We have included this information because SMP can have a material effect on our consolidated statements of operations and we believe that it is useful to provide such information on our share of SMP revenue in proportion to our total business base revenue. However, SMP is a minority-owned joint venture company that is not consolidated under U.S. GAAP. We account for our 49.0% investment in SMP using the equity method. Under the strategic business alliance agreement with Agere Systems Singapore, the parties do not share SMP’s net results in the same ratio as the equity holding. Instead, each party is entitled to the gross profits from sales to the customers that it directs to SMP, after deducting its share of the overhead costs of SMP. Accordingly, we account for our share of SMP’s net results based on the gross profits from sales to the customers that we direct to SMP, after deducting our share of the overhead costs. The table above provides a reconciliation showing comparable data based on net revenue determined in accordance with U.S. GAAP, which does not include our share of SMP. Additionally, we have provided in the table above information on ASP of Chartered’s share of SMP revenue and ASP including Chartered’s share of SMP that indicates the effect of SMP’s operations on some of our non-U.S. GAAP performance indicators.

(c)	Due to cumulative losses, the obligation of the minority shareholders of CSP was reduced to zero in the first quarter of 2003. Therefore none of CSP’s losses from that point forward have been allocated to the minority interest in the consolidated statements of operations. The effect of this on the results of operations was losses not allocated to the minority interest according to their proportionate ownership in the amount of $8.0 million in the fourth quarter of 2005, and in a projected amount of approximately $2.5 million in the first quarter of 2006.
Call Option Transaction
       On March 29, 2006, we entered into a new call option transaction, or the 2006 Option, with Goldman Sachs International (an affiliate of Goldman Sachs (Singapore) Pte., the lead manager for the offering of the senior notes), to replace the call option transaction that Goldman Sachs International and we entered into in August 2004, or the 2004 Option, which was due to expire on April 2, 2006. The 2006 Option is in respect of 214,800,000 of our ordinary shares, the same number of shares underlying the 2004 Option.
       Under the 2006 Option, Goldman Sachs International is entitled to purchase up to 214,800,000 of our new ordinary shares at a price of S$2.15 per share, representing a premium of approximately 48.3% to the closing price per share of S$1.45 on March 28, 2006, as quoted on the Singapore Exchange. If the 2006 Option is exercised in full and physically settled, we will receive approximately $285 million (based on the exchange rate as of March 27, 2006 of S$1.62 per $1.00).
       In the first year of the 2006 Option, upon the first time that the closing price of our ordinary shares equals to or exceeds S$1.75 on each of any 20 business days in a consecutive 30 business day period, we will have the right to terminate the 2006 Option early in whole or in part. If we elect to do so and elect to settle the portion of the 2006 Option being terminated early by delivering shares, Goldman Sachs International will have the right but not the obligation to buy from us from time to time during the following 30 business days such number of our ordinary shares up to the amount terminated at S$1.60 per share. In respect of any portion not terminated early under those circumstances or if we do not terminate any part of the 2006 Option early, then the 2006 Option (or the relevant part) will continue under its terms.
       We also have the right to terminate the 2006 Option early in whole or in part from its second year if the closing price of our ordinary shares is equal to or exceeds S$2.6875 on each of any 20 business days in any consecutive 30 business day period. If we elect to exercise this right of termination, Goldman Sachs International will be required to buy from us such number of our ordinary shares relating to the terminated portion of the 2006 Option at S$2.15 per share.
       Under the terms of the 2006 Option, if the option is exercised, we have the right in all cases either to issue new shares to Goldman Sachs International or to settle the transaction in cash.
       If the 2006 Option is not exercised or terminated earlier, it will expire on March 29, 2011.

The Offering
       The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the senior notes, see “Description of Senior Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus which contain important information regarding the terms of the senior notes as well as tax and other considerations that are important in making a decision about whether to invest in the senior notes, and you should pay special attention to the “Risk Factors” section beginning on page S-8 of this prospectus supplement and on page 6 of the accompanying prospectus.

Issuer	Chartered Semiconductor Manufacturing Ltd.

Securities Offered	$300,000,000 aggregate principal amount of 6.25% senior notes due 2013.

Offering Price	99.053% of principal amount, plus accrued interest, if any, from April 4, 2006.

Interest	6.25% per annum, payable semi-annually on April 4 and October 4 of each year, commencing October 4, 2006.

Denomination, Form	The senior notes will be denominated in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof.

Redemption at Maturity	We will redeem the senior notes at 100% of their principal amount, plus any accrued and unpaid interest, on their maturity date.

Optional Tax Redemption by Us	In the event we determine that, as a result of any change in or amendment to the laws or regulations of Singapore or as further described under “Description of Senior Notes — Optional Tax Redemption by Chartered,” we have been or will be required to pay additional amounts as described under “Description of Senior Notes — Payment of Additional Amounts,” we may, at our option, redeem the senior notes at a redemption price equal to the principal amount, plus any accrued and unpaid interest to the redemption date.

Repayment at Option of Holder	If certain events occur as described under “Description of Senior Notes — Repayment at Option of Holders,” you may elect to require us to repay in cash your senior notes at a repayment price equal to 101% of the principal amount, plus any accrued and unpaid interest at the time of the repayment.

Ranking	The senior notes will be our unsecured, senior and unsubordinated obligations. The senior notes, however, will be effectively subordinated to (1) the indebtedness and other liabilities of our subsidiaries and joint ventures and (2) any of our secured obligations with respect to assets that secure such obligations. We, our subsidiaries and our joint ventures are not prevented under the terms of the senior notes from incurring additional indebtedness.

Negative Pledge	Subject to certain exceptions, we will not, and will procure that none of our material subsidiaries will, create or permit to subsist any security interest upon any property or assets to secure the repayment of, or any guarantee or indemnity in respect of, any indebtedness. See “Description of Senior Notes — Negative Pledge.”

Covenant Defeasance	We need not comply with certain covenants of the senior notes as specified in the indenture, including the covenant described under “Description of Senior Notes — Negative Pledge,” if we satisfy certain requirements of the senior notes as specified in “Description of Senior Notes — Covenant Defeasance.”

Taxes	All payments in respect of the senior notes will be made without any deduction for withholding taxes in Singapore, except to the extent described under “Description of Senior Notes — Payment of Additional Amounts.”

Rating of the Senior Notes	The senior notes have been assigned a Baa3 rating by Moody’s Investors Service, Inc. and rated BBB- by Standard and Poor’s Ratings Services. Such ratings do not constitute a recommendation to buy, sell or hold the senior notes and may be subject to revision or withdrawal at any time by such rating organizations. Each such rating should be evaluated independently of any other rating of the senior notes.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $294.9 million, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand, to prepay in full the $300.0 million outstanding under our term loan facility with Sumitomo Mitsui Banking Corporation, or SMBC, and Oversea-Chinese Banking Corporation Limited, or OCBC, as lenders and arrangers, which we refer to as our SMBC/ OCBC facility, and to pay the accrued interest and breakage costs associated with the prepayment in the aggregate amount of approximately $1.69 million.

Listing	Approval in-principle has been received for the listing and quotation of the senior notes on the Singapore Exchange. The senior notes will trade on the Singapore Exchange in minimum board lot sizes of $200,000 for so long as the senior notes are listed on the Singapore Exchange.

Timing of this Offering	We expect to deliver the senior notes against payment through the book-entry facilities of The Depository Trust Company, or DTC, Euroclear Bank S.A./ N.V., as operator of the Euroclear System, or Euroclear, and Clearstream Banking, société anonyme, Luxembourg, or Clearstream, on or about April 4, 2006.

Further Issuances	We may from time to time, without the consent of holders of the senior notes, create and issue additional notes that are fully fungible with the senior notes, including in respect of their principal amount, interest rate, redemption dates and terms and conditions of redemption. We may consolidate all such senior notes. In the event of consolidation, such senior notes will form a single series with the outstanding senior notes.

Governing Law	The senior notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee	The Bank of New York.

RISK FACTORS
       An investment in the senior notes involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained or incorporated by reference in this document, including our consolidated financial statements and related notes, before you decide to buy the senior notes. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In any such case, the market price of the senior notes could decline, and you may lose all or part of the money you paid to buy the senior notes.
Risks Related to Our Company, Our Ordinary Shares and Our ADSs
       An investment in our securities involves a number of risks, including risks relating to our financial condition, our operations and manufacturing process, our infrastructure, and the trading markets for our securities. You should carefully consider all of the risk factors set forth in our Annual Report on Form 20-F for the fiscal year ended December 31, 2005. The risk factors described in that Annual Report, and in the other documents referred to below under the caption “Incorporation by Reference,” are incorporated by reference in this prospectus supplement.
Risks Related to the Senior Notes

A public market may not develop for the senior notes.
       Prior to this offering, there has been no trading market in the senior notes. Although approval in-principle has been received for the listing of the senior notes on the Singapore Exchange, we cannot assure you that the senior notes will be listed on that exchange or that active trading markets will develop for the senior notes. The underwriters have advised us that one or more of their affiliates currently intends to make a market in the senior notes. However, the underwriters’ affiliates are not obligated to make markets in these securities and may discontinue this market-making activity at any time without notice. In addition, market-making activity by the underwriters’ affiliates will be subject to the limits imposed by the U.S. Securities Act of 1933, or Securities Act, and the U.S. Securities Exchange Act of 1934, or Exchange Act. As a result, we cannot assure you that any market in these securities will develop or, if they do develop, they will be maintained. If an active market in one or more of the securities fails to develop or be sustained, you may not be able to sell the securities or may have to sell them at a lower price.

Your right to receive payments on the senior notes is junior to our secured indebtedness and the indebtedness and other liabilities of our subsidiaries and joint ventures.
       The senior notes will be effectively subordinated to any of our secured obligations with respect to assets that secure such obligations and structurally subordinated to the indebtedness and other liabilities of our subsidiaries and joint ventures.
       As of December 31, 2005, we had consolidated debt of approximately $1,447.9 million. This amount includes $1,233.4 million of debt of our company, which is unsecured and unsubordinated debt, and $214.5 million of debt of our subsidiaries. As of December 31, 2005, after giving pro forma effect to this offering and the application of the net proceeds therefrom, we would have had consolidated debt of approximately $1,447.9 million. As of December 31, 2005, the senior notes would have been effectively subordinated to $214.5 million of this consolidated debt. Further, as of December 31, 2005, we had $591.8 million of unutilized banking facilities consisting of term loans and bank credit lines. In addition, in March 2006, we entered into a facility agreement as borrower with SMBC as lender, pursuant to which SMBC has agreed to provide us with a $150 million revolving facility (with a $100 million green-shoe option), which has not been drawn down to date.
       We currently conduct some of our business through subsidiaries and joint ventures, and we may in the future conduct additional business through subsidiaries and joint ventures or transfer existing operations and assets to subsidiaries and joint ventures. If we were to transfer our assets to such entities, these assets could be used in some cases by such entities to secure their debt. In addition, we expect to make significant capital expenditures in the future, a substantial portion of which may be financed through additional debt, including through debt of our subsidiaries and joint ventures.
       In particular, in the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the senior notes only after all of those of our liabilities that rank senior to these senior notes have been paid. In addition, because the senior notes will be structurally subordinated to all existing and future liabilities of our subsidiaries and joint ventures, your right to participate in the assets of our subsidiaries and joint ventures upon any liquidation or reorganization of any subsidiary or joint venture will be subject to the prior claims of that subsidiary’s or joint venture’s creditors. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying amounts relating to these proceedings, to pay amounts due on the senior notes.

The senior notes do not restrict our ability to incur additional debt, repurchase our securities or to take other actions that could negatively impact holders of the senior notes.
       While the senior notes restrict our and our material subsidiaries’ ability to create liens on property or assets in respect of indebtedness, there are exceptions to such restrictions. Furthermore, we are not restricted under the terms of the senior notes from incurring additional debt or from repurchasing our securities. In addition, the limited covenants applicable to the senior notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take other actions that are not limited by the terms of the senior notes could have the effect of diminishing our ability to make payments on the senior notes when due. Certain of our other debt instruments may, however, restrict these and other actions.

We may be unable to redeem the senior notes.
       You may require us to redeem all or a portion of your senior notes if (1) Temasek ceases to beneficially own at least 30% of our voting securities, (2) any person or group acquires beneficial ownership of our voting securities in an amount that is greater than the beneficial ownership of Temasek of our voting securities or (3) Temasek ceases to control our company. See “Description of Senior Notes — Repayment at Option of Holders.” If such an event were to occur, or at maturity of the senior notes, we may not have enough funds to pay the purchase price for all senior notes. The senior notes are not entitled to the benefit of a sinking fund.
       Any future credit agreements or other agreements relating to our indebtedness may contain provisions that prohibit the repurchase of the senior notes if specified events such as the delisting of our securities or a change in control were to occur. If such an event were to occur at a time when we are prohibited from repurchasing our senior notes, we could seek the consent of our lenders to purchase the senior notes or could attempt to refinance this debt. If we do not obtain a consent, we could not repurchase the senior notes. Our failure to repurchase tendered senior notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt.

FORWARD-LOOKING STATEMENTS
       This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “projected,” “intends to” or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements.
       Examples of these forward-looking statements include, without limitation:

•	statements relating to our business strategy;

•	our outlook for 2006, including for the first quarter of 2006;

•	our plans to commence production of 90nm products under our sourcing and manufacturing technology agreements with Advanced Micro Devices, Inc. in the second half of 2006;

•	our capacity utilization rate, production capacity and production capacity mix;

•	our plans to expand our production capacity for 0.13um and smaller process geometry technologies to meet the anticipated needs of our customers, including our expected production capacity of 0.13um and smaller process geometry technologies for 2006;

•	our expectation that 0.13um and smaller process geometry technologies, including 90nm, will be a large contributor to our revenue in 2006;

•	our 2006 planned capital expenditures, research and development expenditures, depreciation and amortization and wafer capacity; and

•	our sources of liquidity, cash flow, funding needs and financings.
       These forward-looking statements reflect our current views with respect to future events and financial performance, and are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Among the factors that could cause actual results to differ materially are:

•	changes in the market outlook and trends;

•	the growth rate of fabless companies and the outsourcing strategy of integrated device manufacturers;

•	demand and supply outlook in the semiconductor market;

•	economic conditions in the United States as well as globally;

•	customer demands, unforeseen delays or interruptions in our plans for our fabrication facilities;

•	the performance level of and technology mix in our fabrication facilities;

•	our progress on leading-edge products;

•	access to or delays in technological advances or our development of process technologies;

•	the successful implementation of our partnership, technology and supply alliances (including our joint development agreements with IBM, Infineon and Samsung);

•	changes in capacity allocation in process technology mix, changes in our capacity plans, unavailability of materials, equipment, manpower, expertise and timely regulatory approvals;

•	our expectation that integrated device manufacturers, or IDMs, will utilize foundry capacity more extensively;

•	the availability of financings and the terms thereof; and

•	terrorist attacks, acts of war, or the possibility of an outbreak of Avian influenza or any other infectious disease in Singapore as well as other parts of the world.
       Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. In addition to the foregoing factors, a description of certain other risks and uncertainties which cause actual results to differ materially can be found in “Risk Factors” and elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s current analysis of future events. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
       We estimate that the net proceeds from this offering will be approximately $294.9 million, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand, to prepay in full the $300.0 million outstanding under our SMBC/ OCBC facility, and to pay the accrued interest and breakage costs associated with the prepayment in the aggregate amount of approximately $1.69 million.
       The SMBC/ OCBC facility, which bears interest at a floating rate, is payable in six semi-annual instalments commencing September 19, 2007. As of March 20, 2006, the weighted average interest rate under the SMBC/ OCBC facility was 5.8533% per annum.

CAPITALIZATION
       The following table sets forth, as of December 31, 2005, the capitalization and cash and cash equivalents of our company on an actual and as adjusted basis. The “as adjusted” data set forth below give effect to the sale of the senior notes offered hereby and the application of the net proceeds from this offering, after deducting the underwriters’ discounts and expenses incurred in connection with this offering, together with cash on hand, to prepay in full the $300.0 million outstanding under our SMBC/ OCBC facility, and the accrued interest and breakage costs associated with the prepayment in the aggregate amount of approximately $1.69 million. See “Use of Proceeds.”
       On March 29, 2006, we entered into a new call option transaction with Goldman Sachs International (an affiliate of Goldman Sachs (Singapore) Pte., the lead manager for the offering of the senior notes), to replace the call option transaction that Goldman Sachs International and we entered into in August 2004, which is due to expire on April 2, 2006. See “Prospectus Supplement Summary — Recent Developments — Call Option Transaction.” The table below does not give effect to the payment we will receive for the sale of the call option or the 214,800,000 ordinary shares issuable upon exercise of the option.
       You should read this information in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

	As of December 31, 2005

	Actual	As Adjusted

	(in thousands)
Cash and cash equivalents	$819,856	$804,738

Current installments of long-term debt and capital leases:
U.S. dollar loans at floating rates, excluding existing convertible notes(1)	214,533	214,533
2.50% Senior Convertible Notes due 2006(2)	97,155	97,155
Amortizing Bonds due 2010(3)	8,270	8,270
Capital lease obligations	2,819	2,819
Other	(324)	(324)

Total current installments of long-term debt and capital leases	322,453	322,453
Long-term debt, excluding current installments:
U.S. dollar loans at floating rates(3)	472,124	172,124
5.75% senior notes due 2010(3)	371,161	371,161
6.375% senior notes due 2015(3)	246,540	246,540
Amortizing bonds due 2010(3)	38,433	38,433
Senior notes offered hereby(3)	—	300,000
Capital lease obligations, excluding current installments	40,776	40,776

Total long-term debt and capital lease obligations, excluding current installments	1,169,034	1,169,034

	As of December 31, 2005

	Actual	As Adjusted

	(in thousands)
Convertible redeemable preference shares of $0.01 par value, 30,000 shares authorized, issued and outstanding; redemption value at maturity: $10,000 per share(4)	250,663	250,663
Ordinary shares, S$0.26 par value, 4,615,384,618 shares authorized; 2,513,383,969 shares issued and outstanding(4)(5)	446,181	446,181
Additional paid-in capital(4)	2,235,869	2,235,869
Accumulated deficit	(1,278,252)	(1,286,380)
Accumulated other comprehensive loss	(57,424)	(57,424)

Total convertible redeemable preference shares and shareholders’ equity	$1,597,037	$1,588,909

Total capitalization	$3,088,524	$3,080,396

Notes:

(1)	Syndicated floating rate loan facility secured by a floating charge over a bank account and a fixed charge over a debt service reserve account.

(2)	At maturity, the amount payable to holders of our existing convertible notes is the accreted principal amount, calculated at 115.493% of the original principal amount of our existing convertible notes, and the outstanding coupon interest payable of 2.5% per year on the original principal amount. Coupon interest on our existing convertible notes is payable semi-annually on April 2 and October 2 of each year, beginning on October 2, 2001. The accreted principal amount that is in excess of the original principal amount, which represents the accretion to maturity, as well as any accrued coupon interest payable on our existing convertible notes is recorded and classified as part of a separate balance sheet item called “Other Current Liabilities.” The amount of such accretion to maturity and accrued coupon interest payable from January 1, 2006 to the maturity date would be $2.1 million.

(3)	Consists of unsecured and unguaranteed debt.

(4)	Until January 30, 2006, our company’s convertible redeemable preference shares had a par value of $0.01 and our company’s ordinary shares had a par value of S$0.26. The Companies (Amendment) Act 2005, which came into effect on January 30, 2006, abolished the concept of “par value” and “authorized capital.” With effect from January 30, 2006, the shares of our company have no par or nominal value. Accordingly, the amounts under our “ordinary shares” and the “additional paid-in capital” line items will be classified as a single line item “Share Capital.”

(5)	The number of ordinary shares outstanding is based on the number of ordinary shares outstanding as of December 31, 2005. This number does not include:

•	344,044,321 ordinary shares reserved for issuance upon conversion of the convertible redeemable preference shares;

•	113,480,367 ordinary shares reserved for the exercise of options outstanding at a weighted average price per ordinary share of $2.04, as of December 31, 2005;

•	118,173,193 ordinary shares available for future issuance under our share option plans and employee share purchase plans as of December 31, 2005; or

•	approximately 36,309,203 ordinary shares reserved for issuance upon any conversion of our existing convertible notes, as of December 31, 2005.
       There has been no material change in the capitalization of our company since December 31, 2005.

DESCRIPTION OF SENIOR NOTES
       The senior notes will be issued under an indenture dated as of April 2, 2001, as supplemented by a supplemental indenture relating to the senior notes, to be dated as of April 4, 2006 between us and The Bank of New York, as trustee. Unless we state otherwise, when we refer to the indenture in this document, we are referring to the indenture as supplemented by the supplemental indenture. The U.S. Trust Indenture Act of 1939, as amended, will govern the terms of the indenture. References to “we,” “us,” “our” and “Chartered” in this section refer only to Chartered Semiconductor Manufacturing Ltd. and its successors under the indenture and do not include subsidiaries of Chartered.
       The following description of the terms of the indenture and the senior notes is a summary. This summary does not restate the indenture or the senior notes in full and excludes certain definitions and complex legal terminology contained in the indenture. While we believe this summary contains all of the information about the indenture important to your decision to purchase the senior notes, it does not include all of the provisions of the indenture that you may feel are important. It is the indenture, and not this summary, that will define your rights as a holder of senior notes. A copy of the proposed form of indenture (excluding the supplemental indenture) has been filed as an exhibit to the registration statement of which this document is a part and is available as set forth under “Where You Can Find More Information” in the accompanying prospectus.
       Additionally, the general terms and provisions of the debt securities described in the accompanying prospectus under “Description of Debt Securities” apply to the senior notes except to the extent that the specific description of the terms of the senior notes and the indenture in this document is inconsistent, in which case the description of the specific terms and conditions in this document will apply.
General
       We will issue $300,000,000 aggregate principal amount of 6.25% senior notes due 2013. The senior notes will be our unsecured, senior, unsubordinated indebtedness, and will rank equal to our present and future unsecured, senior, unsubordinated indebtedness, as described below under “— Ranking.” We are required to pay 100% of the principal amount of the senior notes when they mature on April 4, 2013.
       The senior notes will bear interest at the rate per annum indicated on the cover page of this document from April 4, 2006 or from the most recent interest payment date to which interest has previously been paid or provided for. Starting from October 4, 2006, the first interest payment date, we will pay interest semi-annually on April 4 and October 4 of each year to holders of senior notes on the March 20 or September 19 immediately preceding such interest payment date. Interest will be computed from and including the prior interest payment date (or, in the case of the first interest payment date, from and including April 4, 2006) to but excluding the next interest payment date on the basis of a 360-day year of twelve 30-day months. If we default on any principal payment, whether at the stated maturity or otherwise, the senior notes will continue to accrue interest and, to the extent permitted by law, interest will accrue on any overdue interest at the interest rate applicable to the senior notes.
       The senior notes may be subject to redemption at our option as described below in “— Optional Tax Redemption by Chartered.” You may require us to repurchase the senior notes at your option as described below in “— Repayment at Option of Holders.”
       The senior notes will not be entitled to the benefits of any sinking fund.
       The senior notes will be issued only in fully registered form, in denominations of $1,000 and integral multiples of $1,000.

Ranking
       The senior notes will be our unsecured, senior and unsubordinated obligations. The senior notes will at all times have the same right of payment without preference among themselves. In addition, the senior notes will have the same right of payment as all our other existing and future unsecured, senior, unsubordinated obligations. The senior notes, however, will be effectively subordinated to (1) the indebtedness and other liabilities of our subsidiaries and joint ventures and (2) any of our secured obligations with respect to assets that secure such obligations. The terms of the senior notes do not prevent us, our subsidiaries or our joint ventures from incurring additional debt in the future. As described below under “— Negative Pledge,” with some exceptions, there are restrictions on the ability of our company and our material subsidiaries to secure any indebtedness.
       We currently conduct some of our business through subsidiaries and joint ventures, and we may in the future conduct additional business through subsidiaries and joint ventures or transfer existing operations and assets to subsidiaries and joint ventures. If we were to transfer our assets to such entities, those assets could be used in some cases by such entities to secure their debt.
       To the extent that we conduct our business through subsidiaries and joint ventures, we will be dependent on the cash flow of our subsidiaries and joint ventures to meet our payment obligations, including the obligation to make payments on the senior notes. We expect the proportion of our cash flow that is generated by our subsidiaries and joint ventures to increase over the next several years. Our subsidiaries and joint ventures have no obligations to pay any amounts due under the senior notes or to make any funds available to us for that purpose, whether through dividends, loans or other payments.
       As of December 31, 2005, we had consolidated debt of approximately $1,447.9 million. This amount includes $1,233.4 million of debt of our company, which is unsecured and unsubordinated debt, and $214.5 million of debt of our subsidiaries. As of December 31, 2005, after giving pro forma effect to this offering and the application of the net proceeds therefrom, we would have had consolidated debt of approximately $1,447.9 million. The senior notes would have been effectively subordinated to $214.5 million of this consolidated debt at such date.
Global Securities and Book-Entry System
       The senior notes will be represented by global notes registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global notes will be shown on, and transfers of such beneficial interests will be effected only through, records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream.
       Ownership of beneficial interests in the senior notes will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants. Upon the issuance of the senior notes, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the senior notes beneficially owned by such participants. The accounts to be credited will be designated by the underwriters or any dealers or agents participating in the distribution of the senior notes. Ownership of senior notes will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in the senior notes.
       So long as DTC, or its nominee, is the registered owner of the senior notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the senior notes under the indenture. Except as described herein, beneficial owners of the senior notes will not be entitled to have the senior notes registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing the senior notes and will not be considered the owners or holders of the senior notes under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning the senior notes must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.
       We understand, however, that under existing industry practice, DTC will authorize the persons on whose behalf it holds the senior notes to exercise certain rights of holders of the senior notes, and the indenture provides that we, the trustee and our respective agents will treat as the holder the persons specified in a written statement of DTC with respect to the senior notes for purposes of obtaining any consents or directions required to be given by holders of the senior notes pursuant to the indenture.
       We will make payments of principal of, and interest on the senior notes on the date such principal of, or interest on the senior notes is due and payable (or, if such date is not a business day, on the next succeeding business day) to DTC or its nominee, as the case may be, as the registered holder of the senior notes. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the senior notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
       We expect that DTC, upon receipt of any payment of principal of, or interest on the senior notes, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of the senior notes held by each participant as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the senior notes held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
       We will issue certificated senior notes in exchange for the global notes if DTC is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the senior notes represented by one or more global notes and, in that event, we will issue certificated senior notes in exchange for the global notes. Global notes will also be exchangeable by the holders for certificated senior notes if an event of default with respect to the senior notes has occurred and is continuing. Any certificated senior notes issued will be registered in such name or names as DTC shall instruct the trustee. We expect that such instructions will be based upon directions received by DTC from participants with respect to the senior notes.
       We will send any redemption notices to Cede & Co. We understand that if less than all of the senior notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed.
       DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC accepts securities for deposit from participants and facilitates the clearance and settlement of transactions in securities between participants. This is done through electronic book-entry changes in accounts of its participants, which eliminates the need for physical movement of certificates. Participants include securities brokers and dealers (including the underwriters for the senior note offering), banks, trust companies and clearing corporations. Indirect access to DTC’s systems is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant.

       Euroclear and Clearstream have advised us that they hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. They also interface with domestic securities markets. Euroclear and Clearstream participants include financial institutions, securities brokers and dealers (including the underwriter for the senior note offering), banks and trust companies. Indirect access to Euroclear or Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant.
       We have obtained the foregoing information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.
Payment and Paying Agents with Respect to Certificated Senior Notes
       If the senior notes have been issued as definitive senior notes, the principal of, and interest on the senior notes shall be payable at our office or agency maintained for such purpose in The City of New York, Singapore, or at such other office or agency as may be maintained by us for such purpose; provided, however, that, at our option, interest may be paid by check mailed to addresses of the persons entitled to such interest payments as such addresses shall appear on the principal security register. The payment of principal is made against presentation and surrender of the definitive senior notes at the office of any paying agent.
       All moneys paid by us to a paying agent for the payment of the principal of or interest on any senior note that remain unclaimed at the end of two years after such principal or interest has become due and payable will be repaid to us and, afterwards, the holder of that senior note may look only to us for payment.
       Claims in respect of payment of principal of, and interest on, the senior notes will be prescribed unless made within a period of ten years, in the case of principal, and five years, in the case of interest, from the date when the relevant principal or interest becomes due and payable.
Exchange; Transfer Agent
       At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities as we explain in “— Global Securities and Book-Entry System” above, senior notes will be exchangeable for senior notes of any authorized denomination and of the same aggregate principal amount.
       You may present your senior notes for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of senior notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with that registration. Transfers or exchanges will become effective once the security registrar or the transfer agent is satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar.
       We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the senior notes.
Notices and Title
       All notices will be published in English in the Financial Times and in The Wall Street Journal, provided that for so long as any senior notes are represented by global notes, notices may be given by delivery of the relevant notice to DTC, Euroclear and Clearstream, for communication by them to their respective participants in substitution for publication in any such newspaper. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper selected by us with general circulation in the respective market regions. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.
       We, the trustee and any agent of us or the trustee may treat the person in whose name a senior note is registered as the absolute owner of such senior note (whether or not such senior note may be overdue) for the purpose of making payment and for all other purposes.
Redemption on Maturity
       Unless previously redeemed, converted or purchased and canceled, we will redeem the senior notes at 100% of the principal amount, plus any accrued and unpaid interest, on April 4, 2013.
Optional Tax Redemption by Chartered
       The senior notes are redeemable at our option, in whole but not in part, upon not less than 30 nor more than 60 calendar days’ notice, at a redemption price equal to the principal amount, plus any accrued and unpaid interest to the redemption date, if we determine that, as a result of (1) any change in or amendment to the laws or regulations of Singapore or any authority of or in Singapore having power to tax, or rulings promulgated under any such laws or regulations or by any authority of or in Singapore having power to tax, (2) any change in the general application or official or judicial interpretation of any such laws, regulations or rulings, or (3) any change in the general application or official or judicial interpretation of, or any execution or amendment to, any treaty or treaties affecting taxation to which Singapore is a party, which change, execution or amendment, in each case, becomes effective on or after April 4, 2006, we have been or will be required to pay additional amounts with respect to the senior notes as described below under “— Payment of Additional Amounts.”
       Notice of the exercise of our optional tax redemption will also be published as necessary as described below under “— Notices and Title.” Prior to any such redemption, we will provide the trustee with a legal opinion that the conditions precedent to such redemption have occurred. On and after the redemption date, interest will cease to accrue on senior notes or portions of senior notes called for redemption unless we default in the payment of the redemption price for the senior notes.
Repayment at Option of Holders
       If a repayment event described below occurs, each holder of senior notes will have the option to require us to repay in cash such holder’s senior notes at a repayment price equal to 101% of the principal amount, plus any accrued and unpaid interest at the time of the repayment. Each holder may require us to repay all or any part of the senior notes so long as the principal amount at maturity of the senior notes being repaid is an integral multiple of $1,000.
       A repayment event occurs if:

•	Temasek ceases to beneficially own at least 30% of our voting securities;

•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires beneficial ownership of our voting securities that is greater than the beneficial ownership of Temasek of our voting securities; or

•	Temasek ceases to control our company,
where “beneficial ownership” will be determined in accordance with Rules 13d-3 and 13d-5 of the Exchange Act; “voting securities” refers to all of our outstanding securities entitled to vote generally in elections of our directors; “control” means (1) possession, directly or indirectly, of more than 50%

of our voting securities or (2) the ability, directly or indirectly, to influence any decision of, or to direct or cause the direction of, our management and policies, including decisions pertaining to operations and maintenance.
       In addition, while a consolidation or merger involving us or a reclassification of our shares may not constitute a repayment event, it will be subject to certain general restrictions as described under “— Restrictions on Our Consolidation, Merger and Other Events.”
       As soon as practicable, but in no event later than five business days after we become aware of the occurrence of a repayment event as described above, we will mail to the trustee and to each registered holder of the senior notes a written notice which identifies such event and specifies the procedures required for exercise of a holder’s right to require us to repay its senior notes. We will fix the date for repayment on a date that is 45 days from the notice date. Such notice to holders will be published as necessary as specified in “— Notices and Title.”
       Each holder electing to have any of its senior notes repaid must deliver a written notice to us, the trustee and the paying agent at least ten days prior to the repayment date. The notice must specify the principal amount of the senior notes submitted for repayment. The form of such notice can be obtained at the offices of the trustee in New York, New York.
Negative Pledge
       So long as any senior note remains outstanding, we will not, and will procure that none of our material subsidiaries will, create or permit to subsist any security interest upon the whole or any part of any present or future property or assets to secure the repayment of, or any guarantee or indemnity in respect of, any indebtedness without (1) at the same time or prior thereto securing the senior notes equally and ratably with such securities or otherwise in a manner satisfactory to the trustee or (2) providing such other security for the senior notes as the trustee may, in its absolute discretion, deem to be not materially less beneficial to the holders of senior notes or as may be approved by the holders of at least a majority in principal amount of the outstanding senior notes; provided, however, that the foregoing restriction shall not apply to any security interest upon the whole or a part of any property or assets of us or any of our material subsidiaries, which security interest is:

(1)	existing on April 4, 2006;

(2)	to secure any of our indebtedness (including capitalized lease obligations) incurred solely for the purposes of financing all or any part of the purchase price or cost of acquisition, design, development, construction, equipping, installation, alteration, repair or improvement of any property or assets acquired by us after April 4, 2006; provided that (1) the security interest is confined to such property or assets, (2) the principal amount of indebtedness secured by such security interest shall not exceed such cost and (3) the security interest attaches to such property or assets concurrently with or within 120 days of the time of the acquisition of such property or assets or the completion of the activity being financed;

(3)	to secure any indebtedness existing on (1) any property or asset of any entity at the time we or one of our subsidiaries acquire such entity after April 4, 2006, whether by merger, consolidation or otherwise or (2) any property or asset at the time it is acquired by us or one of our subsidiaries after April 4, 2006; provided that in each case such security interest shall not have been created in contemplation of or in connection with such acquisition;

(4)	on the property, assets or accounts of a material subsidiary to secure indebtedness (including capitalized lease obligations) incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, design, development, construction, installation, equipping, alteration, repair or improvement of property, plant or equipment of such material subsidiary;

(5)	upon any debt service reserve or similar account of our company or any of our material subsidiaries established or existing for the purpose of servicing payments of principal, interest or other amounts due or payable by our company or any of our material subsidiaries under any agreement, understanding or arrangement pursuant to which our company or any of our material subsidiaries has incurred indebtedness or (without duplication) evidencing any indebtedness of our company or any of our material subsidiaries; provided that the total indebtedness of our company or of our material subsidiaries (taken together) secured by such accounts of our company or any of our material subsidiaries shall not exceed $50.0 million, excluding indebtedness permitted to be secured by clauses (1) through (4), (6), (7) or (8);

(6)	a contractual right of setoff pertaining to our or any of our material subsidiaries’ pooled deposit and/or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(7)	to secure any indebtedness owing to us or to a wholly-owned material subsidiary; or

(8)	a refinancing, renewal, extension or replacement (in whole or in part) of any indebtedness permitted to be secured by clauses (1) through (7) above; provided that the relevant indebtedness is not increased.
       For purposes of this negative pledge:
       “Indebtedness” means any obligation for the payment or repayment of money borrowed.
       “Material subsidiary” means any of our subsidiaries whose consolidated net revenues or consolidated net assets as shown on its most recent audited consolidated financial statements represents 10% or more of our consolidated net revenues or consolidated net assets, as shown on our most recent audited consolidated financial statements.
Reports to Holders
       Notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any senior notes remain outstanding, we will:

•	provide the trustee and the holders with the annual reports and information, documents and reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a foreign private issuer subject to such Sections within 15 days after the times specified for the filing of the information, documents and reports under such Sections; and

•	file with the SEC, to the extent permitted, the information, documents, and reports referred to in the provision above within the periods specified for such filings under the Exchange Act (whether or not applicable to us).
       In addition, at any time when we are not subject to or we are not current in our reporting obligations under the provisions above, we will make available, upon request, to any holder and any prospective purchaser of the senior notes the information required pursuant to Rule 144A under the Securities Act.
Restrictions on Our Consolidation, Merger and Other Events
       We may not consolidate with or merge into any other person in a transaction in which we are not the surviving entity, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•	the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of Singapore or any U.S. domestic jurisdiction and expressly assumes, through a supplemental indenture, in a form satisfactory to the trustee, our obligations on the senior notes and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the supplemental indenture; and

•	we or the relevant person shall have delivered to the trustee an officer’s certificate and a legal opinion, each stating that the consolidation, merger, conveyance, transfer or lease and the related supplemental indenture comply with the relevant terms and conditions of the indenture, and that all conditions precedent relating to the transaction have been complied with.
       These conditions shall only apply to a merger or consolidation in which we are not the surviving corporation and to conveyances, leases and transfers by us as transferor or lessor.
       Upon our consolidation with or merger into any other corporation or any conveyance, transfer or lease of all or substantially all of our properties and assets to any person as described above, the successor person formed by such consolidation or into which we are merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if the successor person had been named in the indenture. In the event of any such conveyance or transfer, we, except in the case of a lease, shall be discharged of all obligations and covenants under the indenture and the senior notes, and may be dissolved and liquidated.
Covenant Defeasance
       We need not comply with certain covenants (“covenant defeasance”) of the senior notes as specified in the indenture, including the covenants described under the headings “— Negative Pledge” and “— Reports to Holders,” if:

(1)	we irrevocably deposit, in trust with a trustee specifically pledged as security for and dedicated solely to the benefit of the holders of the senior notes, (a) cash in U.S. dollars in an amount, or (b) U.S. government obligations, or (c) any combination of (a) and (b), sufficient, in the written opinion of a nationally recognized firm of independent certified public accountants delivered to the trustee, to make all of the principal and interest payments in cash on senior notes no later than one day before the date such payments are due in accordance with the terms of the senior notes;

(2)	such deposit will not result in breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound;

(3)	no default or event of default with respect to the senior notes shall have occurred and be continuing on the date of such deposit or during the period ending on the 91st day after such date;

(4)	we deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the senior notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance and will be subject to United States federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(5)	we deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the senior notes will not recognize income, gain or loss for Singapore income tax purposes as a result of such deposit and defeasance and will be subject to Singapore income tax in the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (unless we irrevocably deposit, in trust with a trustee specifically pledged as security for and dedicated solely to the benefit of the holders of the senior notes, (a) cash in U.S. dollars in an amount, or (b) U.S. government obligations, or (c) any combination of (a) and (b), sufficient, in the written opinion of a nationally recognized firm of independent certified public accountants delivered to the trustee, to fully compensate the holders of the senior notes for any Singapore taxes they would be required to pay as a result of such deposit and defeasance);

(6)	we deliver to the trustee an officer’s certificate stating that the deposit was not made by us with the intent of preferring the holders of the senior notes over any other creditors of our company or with the intent of defeating, hindering, delaying or defrauding any other creditors of our company; and

(7)	we deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent stated in the foregoing paragraphs have been complied with.

       For the purposes of this section, “officer’s certificate” will be a certificate signed by two officers of our company, one of whom must be our company’s principal executive officer, principal financial officer or principal accounting officer.
       In the event covenant defeasance occurs, any omission to comply with the applicable covenants will not constitute a default or event of default with respect to the senior notes.
Payment of Additional Amounts
       All payments of, or in respect of, principal and interest on the senior notes shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Singapore or any authority of or in Singapore having authority to tax unless these taxes, duties, assessments or governmental charges are required to be withheld or deducted. In the event of such withholding or deduction, we will pay by way of additional interest such additional amounts of, or in respect of, principal and interest as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges of Singapore) in the payment to each holder of a senior note of the amounts that would have been payable in respect of such senior note had no withholding or deduction been required, except that no additional amounts shall be payable for or on account of:

•	any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that such holder:

(a)	was for Singapore tax purposes treated as a resident of Singapore or who is otherwise subject to such taxes, duties, assessments or governmental charges by reason of being connected with Singapore other than through the mere ownership of, or receipt of payment under, such senior note; or

(b)	presented such senior note more than thirty days after the date on which the payment in respect of such senior note first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such senior note for payment on any day within such period of thirty days;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

•	any tax, duty, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payment of principal of or interest on the senior notes;

•	any tax, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder or the beneficial owner of a senior note with a reasonable request by us addressed to the holder (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any reasonable information or reporting requirement, which, in the case of (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, duty, assessment or other governmental charge; or

•	any combination of the items listed above;

nor shall additional amounts be paid with respect to any payment of the principal of, or interest on, any senior note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment if the beneficial owner would not otherwise have been entitled to the additional amounts.
       Any reference herein to the payment of the principal of, or interest on, any senior note shall be deemed to include the payment of additional amounts provided for in the indenture, to the extent that, in such context, additional amounts are, were or would be payable under the indenture.
Purchase by Chartered
       We may, in accordance with all applicable laws and regulations, at any time purchase the senior notes in the open market or otherwise at any price. Any senior note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the underwriting agreement with the underwriter, be held, re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any senior notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly. The senior notes so purchased, while held by or on behalf of us or any of our subsidiaries or affiliates, will not entitle the holder to vote at any meeting of the holders and shall not be deemed to be outstanding for the purposes of calculating the quorum at a meeting of the holders of the senior notes or with respect to any matter requiring a vote of the holders. If we shall acquire any senior notes, such acquisition shall not operate as or be deemed for any purpose to be a satisfaction of the indebtedness represented by such senior notes unless and until such senior notes are delivered to the trustee for cancellation and are cancelled and retired by the trustee in accordance with the terms of the senior notes.
Events of Default
       The following are Events of Default under the indenture with respect to the senior notes:

•	failure to pay principal of any of the senior notes when due;

•	failure to pay any interest on any of the senior notes within 30 days of the due date for payment;

•	failure by us to perform any other covenant in the indenture continued for 60 days after written notice as provided in the indenture;

•	failure to pay the principal upon final maturity of, or acceleration of, any debt by us or any of our material subsidiaries in an aggregate principal amount of at least $30 million, if such debt is not discharged, or such acceleration is not annulled, within 30 days after written notice as provided in the indenture; and

•	any event of bankruptcy, insolvency or reorganization for the benefit of our creditors involving us or any of our material subsidiaries.
       “Material subsidiary” means, for purposes of determining whether an event of default has occurred, any of our subsidiaries whose consolidated net revenues or consolidated net assets as shown on its most recent audited consolidated financial statements represents 10% or more of our consolidated net revenues or consolidated net assets, as shown on our most recent audited consolidated financial statements.
       No event of default with respect to a particular series of debt securities of our company (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to the senior notes. An event of default may also be an event of default under our bank credit agreements in existence from time to time and under certain guaranties by us of any subsidiary indebtedness. In addition, certain events of default or an acceleration under the indenture may also be an event of default under some of our other indebtedness outstanding from time to time.
       If an event of default with respect to the senior notes occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding senior notes may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of all senior notes. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of all outstanding debt securities (including the senior notes) will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities (including the senior notes).
       At any time after a declaration of acceleration with respect to the senior notes has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding senior notes may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal with respect to the senior notes, have been cured or waived as provided in the indenture. For information as to waiver of defaults see the discussion under “— Modification and Waiver” below.
       The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding senior notes, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding senior notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the senior notes.
       No holder of any senior notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to the senior notes; and

•	the holders of at least 25% in principal amount of the outstanding senior notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding senior notes a direction inconsistent with that request and has failed to institute the proceeding within 60 days.
       Notwithstanding the foregoing, the holder of any senior notes will have an absolute and unconditional right to receive payment of the principal of, and any interest on the senior notes on or after the due dates set forth above and to institute suit for the enforcement of payment.
       The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of the senior notes of any event of default, or any event which, after notice or lapse of time, or both, would become an event of default (except in respect of payment on any senior notes) with respect to the senior notes if its corporate trust committee or a committee of its responsible officers in good faith determines that withholding notice is in the interest of the holders of those senior notes.
Modification and Waiver
       We and the trustee may modify and amend the indenture and the supplemental indenture in respect of the senior notes with the consent of the holders of at least a majority in principal amount of the outstanding senior notes affected by the modifications or amendments. We and the trustee may not make any modification or amendment without the consent of the holder of each affected note then outstanding if that amendment will:

•	change the amount of senior notes whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any senior note;

•	reduce the principal of or our obligation to pay any additional amounts as described under “— Payment of Additional Amounts” or change the fixed maturity of any senior note;

•	alter the redemption provisions with respect to any senior note in a manner adverse to the holder thereof;

•	waive a default in the payment of the principal of, or interest on any senior note (except a rescission of acceleration of the senior notes by the holders of at least a majority of the senior notes in aggregate principal amount of the then outstanding senior notes and a waiver of the payment default that resulted from that acceleration);

•	change the currency or place of payment of principal of or interest on any senior note or the method of calculating any such payment;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of the senior notes to receive payment of the principal and interest on the senior notes and to institute suit for the enforcement of any payment and to waivers or amendments; or

•	waive a redemption payment with respect to the senior notes or change any of the provisions with respect to the redemption of the senior notes.
       Except for specified provisions, the holders of at least a majority in principal amount of the outstanding senior notes may on behalf of the holders of all senior notes waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding senior notes may on behalf of the holders of all senior notes waive any past default under the indenture and its consequences, except a default in the payment of the principal of or any interest on any senior notes, or any additional amounts payable, or a violation of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note; provided, however, that the holders of a majority in principal amount of the outstanding senior notes may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.
Further Issues
       In the case of any further issuance by us of senior notes that are fully fungible with the senior notes, including in respect of their principal amount, interest rate, redemption dates and terms and conditions of redemption, we may, without the consent of the holders, consolidate all such senior notes, for purposes of redemptions, so that redemptions would be made without any distinction in respect of the senior notes and all senior notes subsequently issued. In the event of such consolidation, all holders would be members of a single class.
Governing Law
       The indenture and the senior notes will be governed by and construed in accordance with the laws of the State of New York.
Consent to Service of Process
       The indenture provides that we will irrevocably designate our subsidiary, Chartered Semiconductor Manufacturing, Inc., as our authorized agent for service of process in any legal action or proceeding arising out of or in relation to the indenture or the senior notes brought in any federal or state court in the Borough of Manhattan, The City of New York, New York, and that we will irrevocably submit to the non-exclusive jurisdiction of such courts.
Concerning the Trustee
       The Bank of New York has been appointed as trustee under the indenture in respect of the senior notes. The principal corporate trust office of the trustee is located at 101 Barclay Street, 21st Floor, New York, New York 10286, Attention: Global Trust Services. The trustee shall generally act on behalf of the holders of the senior notes in accordance with the terms and conditions of the indenture.
       The indenture provides that we will indemnify the trustee against any loss, liability or expense incurred without negligence or bad faith of the trustee in connection with the acceptance or administration of the trust created by the indenture.
       Removal of the trustee may be initiated at any time by the holders of not less than a majority in aggregate principal amount of the outstanding senior notes. We may remove the trustee if, at any time:

•	the trustee shall fail to comply with the provisions of Section 310(b) of the U.S. Trust Indenture Act of 1939, or

•	the trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a custodian or public officer shall take charge of the trustee or of its property.

TAXATION
Singapore Taxation
       The statements below are general in nature and are based on Singapore tax laws, 2006 budget measures and administrative guidelines in effect as of the date of this document and are subject to changes in such laws, 2006 budget measures or administrative guidelines, or the interpretation of those laws or guidelines, which changes could be made on a retroactive basis. The statements do not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to acquire, own or dispose of our senior notes and do not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities) may be subject to special rules. Prospective holders of the senior notes who are in doubt about their respective tax positions or any such tax implications of the acquisition, ownership or transfer of the senior notes or who may be subject to tax in a jurisdiction other than Singapore should consult their own professional advisors.

Interest Payments
       Under Singapore law, interest, commission, fee or any other payments in connection with any loan or indebtedness or with any arrangement, management, guarantee, or service relating to any loan or indebtedness which is:

(a)	borne, directly or indirectly, by a person resident in Singapore or a permanent establishment in Singapore except in respect of any business carried on outside Singapore through a permanent establishment outside Singapore or any immovable property situated outside Singapore; or

(b)	deductible against any income accruing in or derived from Singapore, are generally subject to withholding tax in Singapore at the corporate tax rate (currently 20%) where made to a person not known to the paying party to be a resident in Singapore for tax purposes.
       However, if the payment is derived on or after February 28, 1996 by a person not resident in Singapore otherwise than from any trade, business, profession or vocation carried on or exercised by such person in Singapore and is not effectively connected with any permanent establishment in Singapore of that person, the payment is subject to a final withholding tax of 15%. The tax rate of 15% may be reduced by applicable tax treaties.
       Certain Singapore-sourced investment income derived by individuals on or after January 1, 2004 from financial instruments is exempt from tax, including interest from debt securities, except where such income is derived through a partnership in Singapore or is derived from the carrying on of a business or profession.
       In addition, as the issue of the senior notes takes place after February 17, 2006 and before December 31, 2008 and has been lead managed by Goldman Sachs (Singapore) Pte., a Financial Sector Incentive (Bond Market) Company (as defined in the Income Tax Act, Chapter 134 of Singapore, or ITA), the senior notes are “qualifying debt securities” for the purposes of the ITA. Accordingly, (a) interest and discount on the senior notes received by a holder who is not resident in Singapore is exempt from Singapore tax provided that such non-residents do not purchase the senior notes using funds from Singapore operations; and (b) interest and discount on the senior notes received by any company or body of persons in Singapore is subject to Singapore tax at a concessionary rate of 10%.
       However, notwithstanding the foregoing:

(a)	if during the primary launch of the senior notes, the senior notes are issued to fewer than four persons and 50% or more of the principal amount of the senior notes is beneficially held or funded, directly or indirectly, by related parties of our company, the senior notes would not qualify as “qualifying debt securities”; and

(b)	even though the senior notes are “qualifying debt securities,” if, at any time during the term of the senior notes, 50% or more of the principal amount of the senior notes is held beneficially or funded, directly or indirectly, by any related party(ies) of our company, interest and discount income derived from the senior notes held by (1) any related party of our company; or (2) any other person where the funds used by such person to acquire such senior notes are obtained, directly or indirectly, from any related party of our company, shall not be eligible for the tax exemption or the concessionary rate of tax of 10% described above.

       The term “related party,” in relation to a person, means any other person who, directly or indirectly, controls that person, or is controlled, directly or indirectly, by that person, or where he and that other person, directly or indirectly, are under the control of a common person.
       Notwithstanding that we are permitted to make interest and discount payments in respect of the senior notes without deduction or withholding for tax under Section 45 or 45A of the ITA, any person whose interest and discount income derived from the senior notes is not exempt from tax is required to include such interest and discount income in a return of income made under the ITA.
       In the event that the status of the senior notes as “qualifying debt securities” is withdrawn and our company is required to make withholdings or deductions from payments on the senior notes on account of Singapore income tax, our company will have to pay certain additional amounts under a gross-up obligation, as described further in “Description of Senior Notes — Payment of Additional Amounts.”
       In addition, if certain events occur as described under “Description of Senior Notes — Repayment at Option of Holders,” a holder of the senior notes may elect to require us to repay in cash the senior notes at a repayment price equal to 101% of the then outstanding principal amount, plus any accrued and unpaid interest at the time of the repayment. In such event, our company will pay additional amounts under our gross-up obligation (as described further in “Description of Senior Notes — Payment of Additional Amounts”) in respect of the redemption premium of 1% of the then outstanding principal amount.

Capital Gains Tax
       Any gains considered to be in the nature of capital made from the sale of the senior notes will not be taxable in Singapore. However, any gains from the sale of senior notes which are gains from any trade, business, profession or vocation carried on by that person, if accruing in or derived from Singapore, may be taxable as such gains are considered revenue in nature.

Estate Duty
       Singapore estate duty is imposed on the value of immovable property situated in Singapore and movable property, wherever it may be situated, passing on the death of an individual domiciled in Singapore.
       Accordingly, senior notes passing upon the death of an individual domiciled in Singapore are subject to Singapore estate duty upon such individual’s death. Singapore estate duty is payable to the extent that the value of the senior notes is aggregated with any other assets subject to Singapore estate duty exceeds S$600,000. Unless other exemptions apply to the other assets, for example, the separate exemption limit for residential properties, any excess beyond S$600,000 will be taxed at 5% on the first S$12 million of the individual’s Singapore chargeable assets and thereafter at 10%.

       Estate duty, however, is not imposed on movable properties in Singapore passing on the death, on or after January 1, 2002, of persons who are not domiciled in Singapore. Accordingly, where an individual holder of the senior notes is not domiciled in Singapore at the time of the individual’s death, the senior notes will not be subject to Singapore estate duty.
       Prospective purchasers of the senior notes who are individuals, whether or not domiciled in Singapore, should consult their own tax advisors regarding the Singapore estate duty consequences of their investment and ownership of such senior notes.
United States Federal Taxation
       The following discussion is a summary of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the senior notes by a U.S. holder (defined below), but does not purport to be a complete analysis of all potential tax effects. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, tax-exempt organizations, regulated investment companies, real estate investment trusts, partnerships or other pass through entities, persons liable for alternative minimum tax and persons holding the senior notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons who purchase the senior notes for cash at original issue and at their “issue price” (the first price at which a substantial part of the senior notes are sold to the public for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the senior notes as capital assets within the meaning of section 1221 of the Code.
       For purposes of this discussion, a “U.S. holder” is a beneficial owner of a senior note that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States; (2) a corporation or any entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any State thereof or the District of Columbia; (3) any estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a United States person. If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds the senior notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the senior notes.
       Prospective purchasers of the senior notes should consult their own tax advisors concerning the tax consequences of holding the senior notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of State, local, non-U.S. or other tax laws.
Payments of Interest
       It is anticipated, and this discussion assumes, that the senior notes will be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes. Payments of stated interest on the senior notes (including the amount of any withholding tax and any additional amounts as described under “Description of Senior Notes — Payment of Additional Amounts,” as

discussed below) generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.
       Interest income on a senior note generally will constitute foreign source income and generally will be considered “passive” income or, in the case of certain U.S. holders, “financial services” income, which are treated separately from other types of income in computing the foreign tax credit allowable to U.S. holders under U.S. federal income tax laws. For taxable years beginning after December 31, 2006, interest income on a senior note generally will constitute “passive category income” or, in the case of certain U.S. holders, “general category income.”
       Should any Singapore tax be withheld, the amount withheld and the gross amount of any additional amounts as described under “Description of Senior Notes — Payment of Additional Amounts” paid to a U.S. holder will be included in such holder’s income at the time such amount is received or accrued in accordance with such holder’s method of tax accounting. Singapore withholding tax paid at the rate applicable to a U.S. holder would, subject to limitations and conditions, be treated as foreign income tax eligible for credit against such holder’s U.S. federal income tax liability or, at such holder’s election, eligible for deductions in computing taxable income. U.S. holders should consult their tax advisors regarding the creditability or deductibility of any withholding taxes. Any additional amounts as described under “Description of Senior Notes — Payment of Additional Amounts” would generally constitute foreign source income.
       In certain circumstances (see “Description of Senior Notes — Repayment at Option of Holders” and “Description of Senior Notes — Payment of Additional Amounts”), we may be obligated to make payments on the senior notes in excess of stated principal and interest. We intend to take the position that the senior notes should not be treated as contingent payment debt instruments because we believe that the likelihood that we will be obligated to make any such additional payments is remote. Assuming such position is respected, a U.S. holder would be required to include in income the amount of any such additional payments at the time such payments are received or accrued in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. If the Internal Revenue Service, or the IRS, were to successfully challenge this position, and the senior notes were treated as contingent payment debt instruments, U.S. holders could be required to accrue interest income at a rate higher than the stated interest rate on the senior note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a senior note. U.S. holders are urged to consult their own tax advisors regarding the potential application to the senior notes of the contingent payment debt instrument rules and the consequences thereof.
Sale, Exchange, Redemption or Other Disposition of Senior Notes
       Generally, upon the sale, exchange, redemption or other disposition of a senior note, a U.S. holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition (less any amount attributable to accrued but unpaid interest not previously included in income, which will be taxable as such) and such U.S. holder’s adjusted tax basis in the senior note. A U.S. holder’s adjusted tax basis in a senior note will generally equal the cost of such senior note to such U.S. holder.
       Such gain or loss generally will be U.S. source capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or other disposition the senior note has been held by such U.S. holder for more than one year. Long-term capital gain recognized by a non-corporate U.S. holder will generally be subject to taxation at a reduced rate. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding
       In general, payments of interest or principal and the proceeds from sales of senior notes held by a U.S. holder will be required to be reported to the IRS unless the U.S. holder is a corporation or other exempt recipient and when required, demonstrates this fact. In addition, a U.S. holder that is not an exempt recipient may be subject to backup withholding unless it provides a taxpayer identification number and otherwise complies with applicable certification requirements. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the appropriate information is timely furnished to the IRS.

UNDERWRITING
       We and the underwriters for this offering named below have entered into an underwriting agreement with respect to the senior notes being offered both within and outside the United States. Subject to certain conditions, we have agreed to sell to the underwriters named below, for whom Goldman Sachs (Singapore) Pte. is representative, and they have agreed to purchase the principal amount of the senior notes set forth opposite its name at a purchase price equal to 98.553% of their principal amount.

Principal Amount
Underwriters	of Senior Notes

Goldman Sachs (Singapore) Pte.	$300,000,000
Total	$300,000,000

       The underwriters are committed to take and pay for all of the senior notes being offered, if any are taken.
       Senior notes sold by the underwriters to the public will initially be offered at the initial prices to the public set forth on the cover of this document. If all the senior notes are not sold at their respective initial prices to the public, the underwriters may change the offering prices and other selling terms.
       We have been advised by the underwriters that the underwriters are expected to make offers and sales both inside and outside of the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the Securities and Exchange Commission, or SEC. Goldman Sachs (Singapore) Pte. is expected to make offers and sales in the United States through its selling agent, Goldman, Sachs & Co.
       An invitation or inducement to engage in investment activity (within the meaning of section 21 of Financial Services and Markets Act 2000, as amended, or FSMA) may only be communicated or caused to be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us. All applicable provisions of FSMA with respect to anything done by us in relation to the senior notes in, from or otherwise involving the United Kingdom have been and will be complied with.
       In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, from and including the date, or Relevant Implementation Date, on which the Prospectus Directive is implemented in that Relevant Member State, no offer of the senior notes has been or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the senior notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that offers of the senior notes may be made, with effect from and including the Relevant Implementation Date, to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than € 43,000,000 and

(3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.
       For the purposes of this paragraph, the expression an “offer to the public” in relation to any senior notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the senior notes to be offered so as to enable an investor to decide to purchase or subscribe the senior notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
       The offering of the senior notes has not been, and will not be, cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa), or CONSOB, pursuant to Italian securities legislation and, accordingly, the senior notes will not be offered or sold in the Republic of Italy, or Italy, in a solicitation to the public (sollecitazione all’investimento), and, therefore, no senior notes will be offered, sold or delivered, and copies of this document, the accompanying prospectus and any other document relating to the senior notes or the offering will not be distributed in Italy, other than to professional investors (operatori qualificati ), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11,522 of July 1, 1998, as amended, or Regulation No. 11,522, or pursuant to another exemption from the requirements of Articles 94 and seq. of Legislative Decree No. 58 of February 24, 1998, or Legislative Decree No. 58, and CONSOB Regulation No. 11,971 of May 14, 1999, and in accordance with Italian securities, banking, tax, exchange control and all other applicable laws and regulations. Accordingly, any such permitted offer, sale or delivery of the senior notes or distribution or availability of copies of this document, the accompanying prospectus and any other material relating to the senior notes or the offering in Italy will be: (i) made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of September 1, 1993, or the Banking Law, Legislative Decree No. 58, Regulation No. 11,522 and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Banking Law and the implementing instructions of the Bank of Italy, pursuant to which the issue or offer of securities in Italy is subject to prior notification to the Bank of Italy, unless an exemption, depending inter alia on the amount of the issue and the characteristics of the securities, applies; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed upon the offer of the senior notes by CONSOB or the Bank of Italy.
       The senior notes have not been, and will not be, registered under the Securities and Exchange Law of Japan, or the Securities and Exchange Law, and may not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and other applicable laws and regulations of Japan. As used in this paragraph “resident of Japan” means any person residing in Japan, including any corporation or other entity organized under the laws of Japan.
       The senior notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the senior notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to senior notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
       This document and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the senior notes may not be circulated or distributed, nor may the senior notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
       Where the senior notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the senior notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer is by operation of law.
       No action may be taken in any jurisdiction other than the United States that would permit a public offering of the senior notes or the possession, circulation or distribution of this document and the accompanying prospectus in any jurisdiction where action for that purpose is required. Accordingly, the senior notes may not be offered or sold, directly or indirectly, and neither this document, the accompanying prospectus nor any other offering material or advertisements in connection with the senior notes may be distributed or published, in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.
       In connection with this offering, the underwriters may, subject to applicable laws and regulations, purchase and sell the senior notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of senior notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the senior notes while the offering is in progress.

       The underwriters also may, subject to applicable laws and regulations, impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because a representative of the underwriters has repurchased senior notes sold by or for the account of that underwriter in stabilizing or covering short transactions.
       These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the senior notes. As a result, the price of the senior notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Singapore Exchange, in the over-the-counter market or otherwise.
       Certain of the underwriters or their affiliates may purchase senior notes and may have been allocated senior notes offered as part of the offering, at the initial price to public, for asset management and/or proprietary purposes. Such purchases in the aggregate will account for less than 10% of the total amount of the offering.
       We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.
       Purchasers of the senior notes offered in this offering may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page of this document.
       This document and the accompanying prospectus may be used by the underwriters and other dealers in connection with offers and sales of the senior notes, including sales of senior notes initially sold by the underwriters in this offering being made outside of the United States, to persons located in the United States.
       A prospectus supplement in electronic format may be made available on the websites maintained by the underwriters or one or more securities dealers. The underwriters may agree to allocate a number of senior notes for sale to its online brokerage account holders. Senior notes to be sold pursuant to an internet distribution will be allocated on the same basis as other allocations. In addition, senior notes may be sold by the underwriters to securities dealers who resell senior notes to online brokerage account holders.
       The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking activities and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, on March 29, 2006, we entered into a new call option transaction with Goldman Sachs International (an affiliate of Goldman Sachs (Singapore) Pte., the lead manager for the offering of the senior notes), to replace the call option transaction that Goldman Sachs International and we entered into in August 2004, which was due to expire on April 2, 2006. See “Prospectus Supplement Summary — Recent Developments — Call Option Transaction.” Goldman Sachs International may from time to time hedge its exposure under the call option by buying or selling our ordinary shares or entering into derivative transactions that have similar economic efforts.

LEGAL MATTERS
       Some legal matters in connection with the senior notes offered by this prospectus supplement will be passed upon for us by our international counsel, Latham & Watkins LLP, including the validity of the senior notes offered hereby. Some legal matters in connection with the senior notes offered by this prospectus supplement will be passed upon for us by our Singapore counsel, Allen & Gledhill. Latham & Watkins LLP may rely upon Allen & Gledhill with respect to some matters governed by Singapore Law. Some matters in connection with this offering will be passed upon on behalf of the underwriters by Cleary Gottlieb Steen & Hamilton LLP.
EXPERTS
       The consolidated financial statements of Chartered Semiconductor Manufacturing Ltd and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 have been incorporated by reference herein in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. These financial statements supersede the financial statements incorporated by reference in the prospectus dated March 19, 2001.
       The financial statements of Silicon Manufacturing Partners Pte Ltd as of December 31, 2004 and for the year then ended have been incorporated by reference herein in reliance upon the report of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
INCORPORATION BY REFERENCE
       The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any future filings made by us with the SEC (except for our future filings on Form 6-K which will only be incorporated by reference into this document if we state in such filings that they are being incorporated by reference into this document) until we sell all of the securities covered by this prospectus supplement:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2005 filed with the SEC on March 1, 2006.
       We will provide, without charge, at the written or oral request of anyone, including any beneficial owner, to whom this prospectus is delivered, copies of the documents incorporated by reference in this prospectus, other than exhibits to those documents which are not specifically incorporated by reference. Requests should be directed to: Chartered Semiconductor Manufacturing Ltd., 60 Woodlands Industrial Park D, Street 2, Singapore 738406, Attention: Legal Department; telephone number: (65) 6362-2838.

PROSPECTUS
$4,000,000,000
Chartered Semiconductor Manufacturing Ltd
Debt Securities
Ordinary Shares
Preference Shares
Warrants

       This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. This means:

•	we may issue the debt securities, ordinary shares (directly or in the form of American Depositary Shares, or ADSs), preference shares, and warrants covered by this prospectus from time to time;

•	ordinary shares (directly or in the form of ADSs) may also be offered by the selling shareholders under this prospectus from time to time. Please see “Selling Shareholders” and “Plan of Distribution” for more information about the selling shareholders;

•	we will provide a prospectus supplement each time we issue or the selling shareholders sell the securities; and

•	the prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.
       Of the $4,000,000,000 of securities covered by this prospectus:

•	we may issue securities from time to time up to a total dollar amount of $3,000,000,000; and

•	the selling shareholders may sell ordinary shares (directly or in the form of ADSs) from time to time up to a total dollar amount of $1,000,000,000.
       You should read this prospectus and any prospectus supplement carefully before you invest. Our ordinary shares are listed on the Singapore Exchange Securities Trading Limited under the symbol “Chartered” and our ADSs are quoted on the Nasdaq National Market under the symbol “CHRT”.
       Consider Carefully the Risk Factors Beginning on Page 6 in this Prospectus.
       Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This Prospectus is dated March 19, 2001

       You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

i

ABOUT THIS PROSPECTUS
       This document is called a prospectus and is part of a registration statement that we filed with the SEC using a “shelf” registration or continuous offering process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000. In addition, under the shelf process, one or more selling shareholders may from time to time sell ordinary shares (directly or in the form of ADSs) described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000.
       This prospectus provides you with a general description of the securities we or the selling shareholders may offer. Each time we or the selling shareholders sell securities we or the selling shareholders will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.
       The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information”.
       When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither we, the selling shareholders nor any underwriters or agents have authorized anyone to provide you with different information. Neither we nor the selling shareholders are offering the securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.
       Unless otherwise mentioned or unless the context requires otherwise, all references in this document to “Chartered,” “our company,” “we,” “our” and “us” refer to Chartered Semiconductor Manufacturing Ltd, a limited liability company formed in the Republic of Singapore, and its subsidiaries. When we refer to “Singapore dollars and “S$” in this document, we are referring to Singapore dollars, the legal currency of Singapore. When we refer to “U.S. dollars,” “dollars,” “$” and “US$” in this document, we are referring to United States dollars, the legal currency of the United States. For your convenience, we have included in this document translations of some Singapore dollar amounts into U.S. dollar amounts based on an exchange rate of S$1.7470 to US$1.00 as of September 30, 2000. These translations should not be construed as a representation that those Singapore dollar or U.S. dollar amounts could have been, or could be, converted to U.S. dollar or Singapore dollars, as the case may be, at any particular rate, the rate stated above, or at all.
WHERE YOU CAN FIND MORE INFORMATION
       We have filed with the SEC a registration statement on Form F-3 (Registration No. 333-56878) with respect to the securities we and the selling shareholders are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we and the selling shareholders are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.
       We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the Exchange Act, we are required to file reports and other information with the SEC. Specifically, we are required to file annually a Form 20-F no later than six months after the close of our fiscal year, which is December 31. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.
       Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You also may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.
INCORPORATION BY REFERENCE
       The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any future filings made by us with the SEC (except for our future filings on Form 6-K which will only be incorporated by reference into this document if we state in such filings that they are being incorporated by reference into this document) until we and the selling shareholders sell all of the securities covered by this prospectus:

•	our annual report on Form 20-F for the fiscal year ended December 31, 1999 filed with the SEC on March 20, 2000 and the Amendment thereto filed with the SEC on March 22, 2000.

•	our reports on Form 6-K filed with the SEC on:

•	April 7, 2000;

•	April 14, 2000;

•	April 18, 2000;

•	May 15, 2000;

•	May 25, 2000;

•	May 31, 2000;

•	June 30, 2000;

•	July 21, 2000;

•	July 25, 2000;

•	August 14, 2000;

•	August 25, 2000;

•	September 1, 2000;

•	September 28, 2000;

•	October 20, 2000;

•	October 27, 2000;

•	November 6, 2000;

•	November 14, 2000;

•	November 20, 2000;

•	December 6, 2000;

•	December 14, 2000;

•	December 28, 2000;

•	January 30, 2001;

•	February 20, 2001;

•	February 28, 2001; and

•	March 2, 2001

•	our registration statement on Form 8-A filed with the SEC on October 26, 1999.
       We will provide, without charge, at the written or oral request of anyone, including any beneficial owner, to whom this prospectus is delivered, copies of the documents incorporated by reference in this prospectus, other than exhibits to those documents which are not specifically incorporated by reference. Requests should be directed to: Chartered Semiconductor Manufacturing Ltd, 60 Woodlands Industrial Park D, Street 2, Singapore 738406, Attention: Legal Department; telephone number: (65) 362-2838.
CHARTERED SEMICONDUCTOR MANUFACTURING LTD
       Chartered is one of the world’s leading independent semiconductor foundries. We provide comprehensive wafer fabrication services and technologies to semiconductor suppliers and manufacturers of electronic systems. We focus on providing foundry services to customers that serve high-growth, technologically advanced applications, including communications applications such as wireless, Gigabit Ethernet, ATM and ADSL. Our top five customers for the year 2000 were Agilent Technologies, Ericsson, Broadcom, ST Microelectronics and Conexant.
       We currently own, or have an interest in, five fabrication facilities, all of which are located in Singapore. In addition, we have recently completed a substantial portion of the construction of our sixth fab, Fab 7. We have service operations in 11 locations and in seven countries in North America, Europe and Asia. We were incorporated in Singapore in 1987. As of February 28, 2001, we were approximately 60.8% owned by Singapore Technologies, or ST, and its affiliate. ST is one of Singapore’s largest industrial conglomerates and is indirectly wholly-owned by the Government of Singapore.
       Our principal executive and registered offices are located at 60 Woodlands Industrial Park D, Street 2, Singapore 738406. Our telephone number is (65) 362-2838. Our internet address is www.charteredsemi.com. INFORMATION CONTAINED ON OUR WEB SITE DOES NOT CONSTITUTE A PART OF THIS DOCUMENT.

RECENT DEVELOPMENTS
       Manufacturing Facilities. As a result of the lower near-term growth outlook in 2001 and the resulting drop in demand for wafers, we have revised our plans for our sixth fab, Fab 7. As revised, our plan is to equip Fab 7 with 300mm manufacturing equipment instead of our original plan of equipping it with 200mm manufacturing equipment. With this change, we expect that Fab 7 will have a longer useful life as it will be equipped with machines capable of fabricating larger-diameter wafers which we expect to be the industry standard of the future. This revised plan will require additional capital expenditure of approximately $1.4 billion for Fab 7, which is 67% higher than our original capital expenditure of $2.1 billion planned for Fab 7, bringing the total capital expenditure for Fab 7 to $3.5 billion. We expect to require additional financing to complete construction and equipping of Fab 7.
       In addition to revising our plans for Fab 7, as a result of the changes in the near-term growth outlook, we have also revised our previous output and capacity projections of our other fabs. The following table reflects our output and wafer-capacity figures as of December 31, 2000 for each of our fabs and the fab of our affiliate, SMP (Fab 5)(except for Fab 7, which is as of March 2001). Fabs 1, 2 and 3 are wholly-owned and operated by our company. Fab 5 is operated by Silicon Manufacturing Partners, or SMP, which we jointly own with Agere Systems Singapore Pte. Ltd., a subsidiary of Agere Systems Inc. (the former Microelectronics Group of Lucent Technologies Inc.). Fab 6 is operated by Chartered Silicon Partners, or CSP, which we jointly own with a subsidiary of Agilent Technologies and EDB Investments. As of March 2001, our expectation is that pilot production will begin at Fab 7, which is wholly-owned and will be operated by our company, in mid 2002. We do not have a Fab 4.

				Fab 5	Fab 6
	Fab 1	Fab 2	Fab 3	(SMP)(1)	(CSP)(1)	Fab 7

Production commenced	1989	1995	1997	1999	2000	Expected 2002
Current output(2)	29,400 wafers per month(3)	41,200 wafers per month	18,800 wafers per month	15,700 wafers per month	2,700 wafers per month	—
Estimated full capacity(4)	28,000 wafers per month(3)	52,000 wafers per month; expected 2002	26,000 wafers per month; expected 2002	24,000 wafers per month; expected 2002	41,000 wafers per month; expected 2003	30,000 wafers per month; expected 2004(5)
Wafer size	Six-inch (150mm)	Eight-inch (200mm)	Eight-inch (200mm)	Eight-inch (200mm)	Eight-inch (200mm)	Twelve-inch (300mm)
Process Technologies	1.2 to 0.5um	0.6 to 0.3um(6)	0.35 to 0.22um(6)	0.25 to 0.15um(6)	0.25 to 0.13um(6)	0.18um and Lower(6)
Manufacturing Technologies	Digital; Analog; ROM; EEPROM(7)	Digital; Analog; SRAM; Flash Memory(7)	Digital; SRAM; ROM(7)	0.25um Digital; BiCMOS; Analog; eSRAM(7)	High Performance, high-density CMOS; high density SRAM(7)	Logic CMOS; high-density SRAM(7)
Clean room	34,000 sq. ft. Class 10; 10,000 sq. ft. Class-1 SMIF(8)	109,000 sq. ft. Class-1 SMIF(8)	86,000 sq. ft. Class-1 SMIF(8)	91,000 sq. ft. Class-1 SMIF(8)	123,000 sq. ft. Class-1 SMIF(8)	170,000 sq. ft Class-1 SMIF(8)

(1)	With respect to Fab 5 and Fab 6, the information includes capacity to which our strategic partners are entitled.
(2)	Current output is as of December 31, 2000.
(3)	Equivalent to 16,610 eight-inch wafers per month for current output and 15,820 eight-inch wafers per month for estimated full capacity. For purposes of estimating full capacity, we have assumed the production of wafers using a certain technology mix. Because we have been producing wafers with a different mix of technology than that previously assumed, we have been exceeding our estimated full capacity for Fab 1.
(4)	Estimated capacity is based on our current and anticipated process technology mix, which may vary. Our projections of estimated full capacity have varied from previous projections made in

1999 and 2000 in terms of number of wafers and expected date for achieving full capacity because of recent revisions to our earlier plans, including expansion in production capacity, improvements in wafer technology mix and, in the case of Fab 7, a move towards fabrication of larger-diameter wafers.
(5)	Equivalent to 75,000 eight-inch wafers per month.
(6)	These manufacturing processes are preliminary and their successful implementation depend on various factors, including our ability to achieve advances in process technology or to obtain access to advanced process technology developed by others. These fabs can be retrofitted to achieve smaller geometries than those shown above.
(7)	ROMs are read-only memory devices. EEPROMs are electrically erasable programmable read-only devices. SRAMs are static random access memory devices. eSRAMs are embedded static random access memory devices. CMOS means complementary metal oxide silicon. BiCMOS means bipolar complementary metal oxide silicon.
(8)	Class 10 means a standard of air purity under which the amount of dust is limited to fewer than ten particles of dust per cubic foot of air. Class 1 means a standard of air purity under which the amount of dust is limited to fewer than one particle of dust per cubic foot of air. SMIF means standard mechanical interface.

       Increased Foundry Capacity. We intend to expand our production capacity to meet the anticipated needs of our customers. We plan to increase our total production capacity from approximately 94,600 eight-inch equivalent wafers per month in December 2000 to an estimated 183,500 eight-inch equivalent wafers per month (which figures include 49% of the production capacity of Fab 5 and 100% of the production capacity of Fab 6) by December 2003. On an aggregate annual basis, we expect our production capacity to increase from an existing capacity of approximately 985,000 eight-inch equivalent wafers in 2000 (which exceeded our earlier projection of 970,000), to approximately 1,250,000, 1,525,000 and 2,000,000 eight-inch equivalent wafers in years 2001, 2002 and 2003, respectively (which figures include 49% of the production capacity of Fab 5 and 100% of the production capacity of Fab 6). Our projections for the years 2001 and 2002 have been revised downwards from previous projections of 1,400,000 and 1,780,000 for 2001 and 2002, respectively, to reflect a more cautious plan in light of the uncertainty in the near-term market outlook. We believe that increasing our foundry capacity is critical to ensuring that we can satisfy our customers’ volume requirements as they continue to grow.
FORWARD-LOOKING STATEMENTS
       This prospectus and accompanying prospectus supplement contain or incorporate statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements can be identified by the use of forward-looking language such as “will likely result”, “may”, “are expected to”, “is anticipated”, “estimate”, “projected”, “intends to”, or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in this prospectus and the accompanying prospectus supplement or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the accompanying prospectus supplement. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.
       Important factors that could cause actual results to differ materially from our expectations are discussed under the heading “Risk Factors” below and elsewhere in this prospectus.

RISK FACTORS
       You should consider the following risk factors and other information in this prospectus before deciding to buy our securities.
Risks Related to Our Financial Condition

We have a history of losses and negative cash flows and this may continue.
       Since our inception in 1987, we have incurred significant operating losses and negative cash flows. This was true even in years in which our revenues increased. For example, in 1998, revenue increased 11.3% over 1997 but operating losses were 103.9% higher. The increase in revenue in 1998 was driven by higher shipment volumes but was offset by a 12.0% decline from 1997 in our average selling price of semiconductor wafers, higher production costs on increased volume and under-utilization of capacity at our fabrication facilities. More recently, for the first quarter of 2001, we expect to incur a net loss due to a reduction in revenues and under-utilization of capacity at our fabrication facilities.
       As of December 31, 2000, we had a retained deficit of approximately $33.0 million. We cannot assure you that our operating losses or negative cash flows will not continue or increase in the future or that we will continue to be profitable.

We need to continuously improve our device yields, maintain high capacity utilization and optimize the technology mix of our semiconductor wafer production to achieve our profit targets.
       The key factors that affect our profit margin are our ability to:

•	continuously improve our device yields;

•	maintain high capacity utilization; and

•	optimize the technology mix of our semiconductor wafer production.
       The term “device yields” means the actual number of usable semiconductor devices on a semiconductor wafer in relation to the total number of devices on the wafer. Our device yields directly affect our ability to attract and retain customers, as well as the price of our services.
       The term “capacity utilization” means the actual number of semiconductor wafers we are processing at a fabrication facility, or fab, in relation to the total number of wafers we have the capacity to process. Our capacity utilization affects our operating results because a large percentage of our operating costs are fixed. For example, in 1996, 1997 and 1998, a worldwide overcapacity of semiconductor wafer supply resulted in lower utilization rates at our fabs. More recently, for the first quarter of 2001, we have experienced under-utilization of capacity at our fabs and estimate that our capacity utilization in the first quarter of 2001 will be in the low 60 percentage range due to lower demand across all of our market segments. This has had a negative effect on our company during such periods. Other factors potentially affecting capacity utilization rates are the complexity and mix of the wafers produced, overall industry conditions, operating efficiencies, the level of customer orders, mechanical failure, disruption of operations due to expansion of operations or relocation of equipment and fire or natural disaster.
       Because the price of wafers varies significantly, the mix of wafers produced affects revenue and profitability. The value of a wafer is determined by the complexity of the device on the wafer. Production of devices with higher level functionality and greater system-level integration requires more manufacturing steps than the production of less complex devices and commands higher wafer prices.
       If we are unable to continuously improve our device yields, maintain high capacity utilization or optimize the technology mix of our wafer production, we may not be able to achieve our profit targets, in which case the market price of our securities could fall.

Our operating results fluctuate from quarter-to-quarter which makes it difficult to predict our future performance.
       Our revenues, expenses and operating results have varied significantly in the past and may fluctuate significantly from quarter-to-quarter in the future due to a number of factors, many of which are outside our control. These factors include, among others:

•	the cyclical nature of both the semiconductor industry and the markets served by our customers;

•	changes in the economic conditions of geographical regions where our customers and their markets are located;

•	shifts by integrated device manufacturers, or IDMs, between internal and outsourced production;

•	our customers’ adjustments in their inventory;

•	the loss of a key customer or the postponement of an order from a key customer;

•	the rescheduling or cancellation of large orders;

•	our inability to qualify new processes or customer products in a timely manner;

•	the return of wafers due to quality or reliability issues;

•	malfunction of our wafer production equipment;

•	the timing and volume of orders relative to our available production capacity;

•	our ability to obtain raw materials and equipment on a timely and cost effective basis;

•	environmental events or industrial accidents such as fires or explosions;

•	currency and interest rate fluctuations that may not be adequately hedged; and

•	technological changes.
       Due to the factors noted above and other risks discussed in this section, many of which are beyond our control, you should not rely on quarter-to-quarter comparisons to predict our future performance. Unfavorable changes in any of the above factors may seriously harm our company. In addition, it is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of securities may underperform or fall.

We expect to incur substantial capital expenditures in connection with our growth plans and may require additional financing that may not be available.
       Our business and the nature of our industry require us to make substantial capital expenditures leading to a high level of fixed costs. We expect to incur significant capital expenditures in connection with our growth plans. For example, we expect to incur approximately $1.2 billion of capital expenditures in year 2001, which represents an increase of more than 20% over year 2000. We also anticipate that from time to time, we will expand and add equipment to increase the capacity of our existing fabs, two of which are jointly-owned with third parties. We expect to require additional financing to complete such equipping. The foregoing capital expenditures will be made in advance of sales. Given the fixed cost nature of our business, we may incur losses if our revenue does not adequately offset the level of our capital expenditures, as occurred in 1997, 1998 and the first three quarters of 1999. Additionally, our actual expenditures may exceed our planned expenditures for a variety of reasons, including changes in our growth plan, our process technology, market conditions, customer requirements, interest rates and other factors.

       In September 2000, CSP, our strategic alliance that owns and operates Fab 6, entered into a credit facility providing for borrowings of $820 million to finance its capital expenditure requirements. The actual amount of debt to be incurred under the facility will be influenced by several factors, including without limitation, the speed and timing of the ramp up of operations at Fab 6, our cash flow position and the need to comply with specified debt-to-equity ratios under the terms of the credit facility.
       We will require additional financing to fund our current growth plan. There can be no assurance that additional financing will be available at all or, if available, that such financing will be obtained on terms favorable to us or that any additional financing will not be dilutive to our shareholders or creditors. In addition, a substantial portion of our borrowings is guaranteed by our controlling shareholder, ST, and its affiliates. We may not be able to obtain similar credit guarantees from ST in the future.

We have a high level of debt. If we are unable to make interest and principal payments on our debt, it could seriously harm our company.
       We have now and will continue to have a significant amount of debt. Our high level of debt and the covenants contained in our financing documents could have important consequences to you. For example, they could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to pursue our growth plan;

•	require us to seek the lender’s consent prior to paying dividends on our ordinary shares;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the semiconductor industry; and

•	limit our ability to incur additional borrowings or raise additional financing.
       We cannot assure you that we will be able to make interest and principal payments on debt incurred in connection with our growth if the average selling prices or demand for our semiconductor wafers are lower than expected.

Changes in US accounting standards may impact our financial reporting.
       In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133). SFAS  133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000 and became effective for our company on January 1, 2001. The accounting for changes in fair value (i.e. gains and losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. Some of our derivative instruments did not qualify for hedge accounting. Although adoption of SFAS No. 133 did not have a material effect on our company’s financial position or results of operations as of January 1, 2001, we cannot assure you that future derivative instrument transactions will not have a material effect on our company’s financial position or results of operations.

Risks Related to Our Operations

The cyclical nature of the semiconductor industry and the periodic overcapacity that results from this may seriously harm our company.
       The semiconductor industry has historically been highly cyclical and, at various times, has experienced significant economic downturns characterized by production overcapacity, reduced product demand, and rapid erosion of average selling prices. Historically, companies in the semiconductor industry have expanded aggressively during periods of increased demand, as we and our competitors have done. As a result, periods of overcapacity in the semiconductor industry have frequently followed periods of increased demand. We expect this pattern to be repeated in the future. In addition, the markets for semiconductors are characterized by rapid technological change, evolving industry standards, intense competition and fluctuations in end-user demand. Our operating results for 1997 and 1998 were seriously harmed by a downturn in the semiconductor market. Future downturns in the semiconductor industry may be severe and could seriously harm our company. In particular, the combination of a sharp inventory correction in end markets and weakening economic performance, particularly in the U.S., towards the end of 2000 could seriously harm our company.

A decrease in demand for communications equipment and personal computers may significantly decrease the demand for our services.
       A significant percentage of our sales revenue is derived from customers who use our manufacturing services to make semiconductors for communications equipment and personal computers. Any significant decrease in the demand for communications equipment or personal computers may decrease the demand for our services and could seriously harm our company. In addition, the declining average selling price of communications equipment and personal computers places significant downward pressure on the prices of the components that are used in such equipment. If the average selling prices of communications equipment and personal computers continue to decrease, the downward pricing pressure on components produced by our company may reduce our revenue and therefore reduce our gross profit margin significantly. More recently, the slow down in the economic growth in the U.S. has caused a decline in demand for semiconductor wafers by our customers that are located in or that have markets in the U.S. This may in turn result in downward pricing pressure and the reduction of our revenue and our gross profit margins which could seriously harm our company.

We depend on a small number of customers for a significant portion of our revenues.
       We have been largely dependent on a small number of customers for a substantial portion of our business. Our top ten customers accounted for 62.3% and 58.8% of our total net revenue in 1999 and 2000, respectively. In 1999, our two largest customers accounted for approximately 11.1% and 7.4% of our total net revenue, respectively, and, in 2000, our two largest customers accounted for 12.9% and 9.7% of our total net revenue, respectively. If you consider our share of revenue from our non-consolidated joint venture, SMP, these percentages are generally higher. We expect that we will continue to be dependent upon a relatively limited number of customers for a significant portion of our revenue. We cannot assure you that revenue generated from these customers, individually or in the aggregate, will reach or exceed historical levels in any future period. Loss or cancellation of business from, significant changes in scheduled deliveries to, the return of wafers due to quality or reliability issues by, or decreases in the prices of services sold to, any of these customers could seriously harm our company.

Our customers do not place purchase orders far in advance. Therefore, we do not have any significant backlog.
       Our customers generally do not place purchase orders far in advance. In addition, due to the cyclical nature of the semiconductor industry, our customers’ purchase orders have varied significantly from period-to-period. As a result, we do not typically operate with any significant backlog. The lack of a significant backlog makes it difficult for us to forecast our net revenue in future periods. Moreover, our expense levels are based in part on our expectations of future revenue and we may be unable to adjust costs in a timely manner to compensate for revenue shortfalls. We expect that in the future our revenue in any quarter will continue to be substantially dependent upon purchase orders received in that quarter. We cannot assure you that any of our customers will continue to place orders with us in the future at the same levels as in prior periods.

We may not be able to implement new technology as it becomes available which may affect our ability to produce advanced products at competitive prices.
       The semiconductor industry is rapidly developing and the technology used is constantly evolving. If we do not anticipate the technology evolution and rapidly adopt new and innovative technology, we may not be able to produce sufficiently advanced products at competitive prices. There is a risk that our competitors may adopt new technology before we do, resulting in our loss of market share. If we do not continue to produce the most advanced products at competitive prices, our customers may use the services of our competitors instead of our services, which could seriously harm our company.

We depend on our technology partners to advance our portfolio of process technologies.
       Enhancing our manufacturing process technologies is critical to our ability to provide services for our customers. We intend to continue to advance our process technologies through internal research and development efforts and technology alliances with leading semiconductor vendors. Although we have an internal research and development team focused on developing new semiconductor manufacturing process technologies, we are dependent on our technology partners to advance our portfolio of process technologies. We currently have joint development and technology sharing agreements with Agere Systems Inc. (the former Microelectronics Group of Lucent Technologies Inc.), Agilent Technologies, and a joint development agreement with Ericsson Microelectronics AB, or Ericsson. If we are unable to continue our technology alliances with these partners on mutually beneficial economic terms, or are unable to enter into new technology alliances with other leading semiconductor vendors, we may not be able to continue providing our customers with leading edge process technologies, which could seriously harm our company.

We depend on our strategic alliances relating to fab 5 and fab 6. Termination of either of these alliances could seriously harm our company.
       We currently have two strategic alliances relating to the operation of Fab 5 and Fab 6. Silicon Manufacturing Partners, or SMP, which operates Fab 5, is jointly-owned with Agere Systems Singapore Pte Ltd. (formerly Lucent Technologies Microelectronics Pte. Ltd.), a subsidiary of Agere Systems Inc. CSP, which owns and operates Fab 6, is jointly-owned with a subsidiary of Agilent Technologies and with EDB Investments Pte Ltd. We believe our alliances with these companies give us access to select leading edge process technologies, moderate our development costs and capital expenditures and increase our fab utilization rates. The termination of either of these alliances could seriously harm our company.

We may not be able to compete successfully in our industry.
       The worldwide semiconductor foundry industry is highly competitive. We compete with dedicated foundry service providers such as Taiwan Semiconductor Manufacturing Corporation, or TSMC, and United Microelectronics, or UMC, as well as the foundry operation services of some IDMs such as International Business Machines, or IBM. IDMs principally manufacture and sell their own proprietary semiconductor products, but may offer foundry services. Further, there have been a number of new entrants to the semiconductor foundry industry. Our competitors may have greater access to capital and substantially greater production, research and development, marketing and other resources than we do. As a result, these companies may be able to compete more aggressively over a longer period of time than we can.
       A number of semiconductor manufacturers, including our primary competitors and our company, have recently announced plans to increase their manufacturing capacity (including setting up fabrication facilities in Singapore) and, as a result, we expect that there will be a significant increase in worldwide semiconductor capacity over the next five years. If growth in demand for this capacity fails to match the growth in supply, or occurs more slowly than anticipated, there may be more intense competition and pressure on the pricing of our services may result. Any significant increase in competition may erode our profit margins and weaken our earnings.
       The principal elements of competition in the wafer foundry market include technical competence, time-to-market, research and development quality, available capacity, device yields, customer service and price. We cannot assure you that we will be able to compete successfully in the future, which could seriously harm our company.

Our business depends in part on our ability to obtain and preserve intellectual property rights.
       Our ability to compete successfully and achieve future growth will depend, in part, on our ability to protect our proprietary technology. As of December 31, 2000, we had filed an aggregate of 970 patent applications worldwide (520 of which were filed in the U.S.) and held 272 patents worldwide (219 of which are U.S. patents), relating to our production processes. We intend to continue to file patent applications when and where appropriate to protect our proprietary technologies. The process of seeking patent protection may take a long time and be expensive. We cannot assure you that patents will be issued from pending or future applications or that, if patents are issued, they will not be challenged, invalidated or circumvented or that the rights granted under the patents will provide us with meaningful protection or any commercial advantage. In addition, we cannot assure you that the Asian countries in which we market our services, such as Taiwan and China, will protect our intellectual property rights to the same extent as the United States.

We may be subject to intellectual property rights disputes.
       Our ability to compete successfully depends on our ability to operate without infringing the proprietary rights of others. We have no means of knowing what patent applications have been filed in the United States and elsewhere until they are granted. Although we are not currently a party to any material litigation involving patent infringement, the semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. As is typical in the semiconductor industry, we have from time to time received communications from third parties asserting patents that cover certain of our technologies and alleging infringement of certain intellectual property rights of others. We expect to receive similar communications in the future. In the event any third party were to make a valid claim against us or our customers we could be required to:

•	discontinue using certain process technologies which could cause us to stop manufacturing certain semiconductors;

•	pay substantial monetary damages;

•	seek to develop non-infringing technologies, which may not be feasible; or

•	seek to acquire licenses to the infringed technology which may not be available on commercially reasonable terms, if at all.
       Our company could be seriously harmed by such developments. Litigation, which could result in substantial costs to us and diversion of our resources, may also be necessary to enforce our patents or other intellectual property rights or to defend us against claimed infringement of the rights of others. If we fail to obtain necessary licenses or if litigation relating to patent infringement or other intellectual property matters occurs, it could seriously harm our company.
Risks Relating to Manufacturing

We may experience difficulty in achieving acceptable device yields, product performance and delivery times as a result of manufacturing problems.
       The process technology for the manufacture of semiconductor wafers is highly complex, requires advanced and costly equipment and is continuously being modified in an effort to improve device yields and product performance. Microscopic impurities such as dust and other contaminants, difficulties in the production process, disruptions in the supply of utilities or defects in the key materials and tools used to manufacture wafers can cause a percentage of the wafers to be rejected or individual semiconductors on specific wafers to be non-functional, which in each case negatively affects our device yields. We have, from time to time, experienced production difficulties that have caused delivery delays, lower than expected device yields and the replacement of certain vendors of manufacturing equipment used in our production processes. We may also experience difficulty achieving acceptable device yields, product performance and product delivery times in the future as a result of manufacturing problems. These problems may result from, among other things, production failures, capacity constraints, construction delays, increasing production at new facilities, upgrading or expanding existing facilities or changing our process technologies. Any of these problems could seriously harm our company.

We depend on our vendors of raw materials, supplies and equipment and do not typically have long-term supply contracts with them.
       We depend on our vendors of raw materials and supplies. To maintain competitive manufacturing operations, we must obtain from our vendors, in a timely manner, sufficient quantities of quality materials and supplies at acceptable prices. We obtain most of our materials and supplies, including critical materials such as raw semiconductor wafers, from a limited number of vendors. We purchase all of our key materials and supplies on a blanket purchase order basis. With the exception of one multi-year contract for the purchase of raw wafers, we do not have long term contracts with any other vendors. Further, although some of our blanket purchase order contracts contain price and capacity commitments, these commitments tend to be short-term in nature. As a result, from time to time due to capacity constraints, vendors have extended lead times or limited the supply of required materials and supplies to us. Consequently, from time to time, we have experienced difficulty obtaining quantities of raw materials we need on a timely basis.
       In addition, from time to time, we may reject materials and supplies that do not meet our specifications, resulting in declines in output or device yields. We cannot assure you that we will be able to obtain sufficient quantities of raw materials and other supplies of an acceptable quality. If our ability to obtain sufficient quantities of raw materials and other supplies in a timely manner is substantially diminished or if there are significant increases in the costs of raw materials, it could seriously harm our company.
       We also depend on a limited number of manufacturers and vendors that make and sell the complex equipment we use in our manufacturing processes. In periods of high market demand, the lead times from order to delivery of this equipment could be as long as 12 months. If there are delays in the delivery of this equipment or if there are increases in the cost of this equipment, it could seriously harm our company. Further, the long lead time reduces our flexibility in responding to changing market conditions.

We depend on ST Assembly Test Services Ltd for most of our semiconductor assembly and testing requirements.
       Semiconductor assembly and testing are complex processes which involve significant technological expertise and specialized equipment. We work with several vendors for the back-end portion of our turnkey services. However, to the extent that turnkey services are required by our customers, we currently subcontract to our affiliate ST Assembly Test Services Ltd, or STATS, a significant amount of such orders. STATS may, from time to time, experience production interruption due to, among other things, technical problems occurring during the assembly and testing processes. Because STATS is our major provider of these services, any prolonged interruption in STATS’ operations or the termination of our affiliation with STATS could seriously harm our company.

We are subject to the risk of loss due to fire because the materials we use in our manufacturing processes are highly flammable.
       We use highly flammable materials such as silane and hydrogen in our manufacturing processes and are therefore subject to the risk of loss arising from fires. Although we have implemented industry acceptable risk management controls at our manufacturing locations, the risk of fire associated with these materials cannot be completely eliminated and, in the past, we have had minor interruptions in production as a result of fire. We maintain insurance policies to guard against losses caused by fire. While we believe our insurance coverage for damage to our property and disruption of our business due to fire is adequate, we cannot assure you that it would be sufficient to cover all of our potential losses. If any of our fabs were to be damaged or cease operations as a result of a fire, it would temporarily reduce manufacturing capacity and seriously harm our company.

Our failure to comply with certain environmental regulations could seriously harm our company.
       We are subject to a variety of laws and governmental regulations in Singapore relating to the use, discharge and disposal of toxic or otherwise hazardous materials used in our production process. While we believe that we are currently in compliance in all material respects with such laws and regulations, if we fail to use, discharge or dispose of hazardous materials appropriately, our company could be subject to substantial liability or could be required to suspend or adversely modify our manufacturing operations. In addition, we could be required to pay for the cleanup of our properties if they are found to be contaminated even if we are not responsible for the contamination. We maintain insurance policies to guard against losses resulting from environmental harm caused by our company. While we believe our insurance coverage is adequate, we cannot assure you that it would be sufficient to cover all our potential losses.
Risks Relating to Our Infrastructure

We face several risks in constructing and equipping new fabrication plants.
       Where we expand by constructing new fabrication plants, there will be certain uncontrollable events that could delay the project or increase the costs of construction and equipping, even if we take the project management and planning steps we believe are necessary to complete the new fabrication plants on schedule and within budget. Such potential events include:

•	a major design and/or construction change caused by changes to the initial building space utilization plan or equipment layout;

•	technological, capacity and other changes to our plans for new fabrication plants necessitated by changes in market conditions;

•	shortages and late delivery of building materials and facility equipment;

•	delays in the installation, commissioning and qualification of our facility equipment;

•	a long and intensive wet season that limits construction;

•	a shortage of foreign construction workers or a change in immigration laws preventing such workers from entering Singapore;

•	strikes and labor disputes;

•	on-site construction problems such as industrial accidents, fires and structural collapse; and

•	delays in securing the necessary governmental approvals and land lease.

We depend on key personnel and, due to the strong demand in Singapore for skilled labor, may have difficulty attracting sufficient numbers of skilled employees.
       Our success depends to a significant extent upon the continued service of our key senior executives and our engineering, marketing, customer services, manufacturing, support and other personnel. In addition, in connection with our growth plans, we are likely to need a greater number of experienced engineers and other employees in the future. The competition for skilled employees is intense. Due to the current shortage of experienced personnel in Singapore, we must recruit our personnel internationally. This is more expensive than hiring personnel locally, and therefore increases our operating costs. As of December 31, 2000, a majority of our employees were citizens of countries other than Singapore. We expect demand for personnel in Singapore to increase significantly in the future as new wafer fabrication facilities, including those of our competitors, are established in Singapore. If we were to lose the services of any of our existing key personnel without adequate replacements, or were unable to attract and retain new experienced personnel as we grow, it could seriously harm our company. We do not carry “key person” life insurance on any of our personnel.

We may not be able to manage our growth, which could seriously harm our company.
       Until the end of 2000, we have experienced a period of significant growth. This growth has placed, and our future growth will place, a significant strain on our managerial, technical, financial, production, operational and other resources. In particular, by expanding our manufacturing facilities and equipping new facilities we may create additional capacity at our fabs, which, if not utilized, would reduce our profitability and could seriously harm our company.
Risks Related to Investments in a Controlled Corporation

Singapore Technologies controls our company and its interests may conflict with the interests of our other shareholders.
       As of December 31, 2000, ST and its affiliates beneficially own approximately 60.8% of our outstanding ordinary shares. As a result, ST is able to exercise control over many matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions.
       ST also provides us with financing, guarantees some of our debt and enters into forward foreign exchange contracts with us. While we believe that ST will continue to provide us credit and other support, ST has no obligation to do so and the availability and the amount of its support may not be at the same levels as previously provided.
       We also have contractual and other business relationships with ST and its affiliates and may engage in transactions from time to time that are material to us. Although the Audit Committee of our Board of Directors will review all material transactions between our company and ST, circumstances may arise in which the interests of ST and its affiliates could conflict with the interests of our other shareholders. Because ST and its affiliates own a significant portion of our ordinary shares, they could delay or prevent a change in control of our company, even if a transaction of that nature would be beneficial to our other shareholders. Our Articles of Association do not contain any provision requiring that ST and its affiliates own at least a majority of our ordinary shares.
Risks Related to Investment in a Foreign Corporation

We operate internationally and are therefore affected by problems in other countries.
       Our principal customers are located in the United States, Europe and Taiwan and our principal vendors are located in the United States, Japan and Europe. As a result, we are affected by economic and political conditions in those countries, including:

•	fluctuations in the value of currencies;

•	changes in labor conditions;

•	longer payment cycles;

•	greater difficulty in collecting accounts receivable;

•	burdens and costs of compliance with a variety of foreign laws;

•	political and economic instability;

•	increases in duties and taxation;

•	imposition of restrictions on currency conversion or the transfer of funds;

•	limitations on imports or exports;

•	expropriation of private enterprises; and

•	reversal of the current policies (including favorable tax and lending policies) encouraging foreign investment or foreign trade by our host countries.
       The geographical distances between Asia, the Americas and Europe also create a number of logistical and communications challenges. Although we have not experienced any serious harm in connection with our international operations, we cannot assure you that such problems will not arise in the future.

Economic conditions where our customers and their markets are located may have a negative impact on our revenue.
       A significant portion of our revenue is derived from sales to customers whose semiconductors are used in products that are sold in the U.S., Europe, Japan, Taiwan and other countries in East and Southeast Asia. Our results of operations in the future could be negatively impacted if the economic environment in these countries deteriorates. For example, in 1998, many countries in Asia experienced considerable currency volatility and depreciation, high interest rates and declining asset values. As a result, there was a general decline in business and consumer spending and a decrease in economic growth as compared with prior years. Although Singapore was not materially affected by these events, our results of operations in 1998 were affected by overall regional economic conditions because demand for semiconductor products generally rises as the overall level of economic activity increases and falls as activity decreases. More recently, the U.S. is experiencing a general slow down in economic growth as compared to prior years, and this has caused a decline in the demand for the products of our customers, which in turn has resulted in a decrease in demand for semiconductor wafers by our customers that are located in or that have markets in the U.S.

Exchange rate fluctuations may affect the value of our securities.
       Our financial statements are prepared in U.S. dollars. Our net revenue is generally denominated in U.S. dollars and our operating expenses are generally incurred in U.S. dollars and Singapore dollars. Our capital expenditures are generally denominated in U.S. dollars, Japanese yen, Singapore dollars and other currencies. Although we hedge a portion of the resulting net foreign exchange position through the use of forward exchange contracts, we are still affected by fluctuations in exchange rates among the U.S. dollar, the Japanese yen, the Singapore dollar and other currencies. We are particularly affected by fluctuations in the exchange rate between the U.S. dollar and the Singapore dollar. For example, in 2000, substantially all of our revenue and approximately 75.7% of our cost of revenue were denominated in U.S. dollars. If the Singapore dollar strengthens against the U.S. dollar by 2.0%, our cost of revenue will increase by 0.5%. Likewise, if the Singapore dollar weakens against the U.S. dollar by 2.0%, our cost of revenue will decrease by 0.5%. Any significant fluctuation in exchange rates may harm our company. In addition, fluctuations in the exchange rate between the U.S. dollar and the Singapore dollar could affect the U.S. dollar value of our securities, and the value of any cash dividends if paid in U.S. or Singapore dollars.

Our public shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. corporation.
       Our corporate affairs are governed by our Memorandum and Articles of Association and by the laws governing corporations incorporated in Singapore. The rights of our shareholders and the responsibilities of the members of our Board of Directors under Singapore law may be different from those applicable to a corporation incorporated in the United States. Therefore, our public shareholders may have more difficulty in protecting their interests in connection with actions taken by our management, members of our Board of Directors or our controlling shareholders than they would as shareholders of a corporation incorporated in the United States. For example, controlling shareholders in United States corporations are subject to fiduciary duties while controlling shareholders in Singapore corporations are not subject to such duties.

It may be difficult for you to enforce any judgment obtained in the United States against us or our affiliates.
       Our company is incorporated under the laws of the Republic of Singapore. Many of our directors and executive officers, and some of the experts named in this document, reside outside the United States. In addition, virtually all of our assets and the assets of those persons are located outside the United States. As a result, it may be difficult to enforce in or out of the United States any judgment obtained in the United States against us or any of these persons, including judgments based upon the civil liability provisions of the United States securities laws. In addition, in original actions brought in courts in jurisdictions located outside the United States, it may be difficult for investors to enforce liabilities based upon United States securities laws.
       We have been advised by Allen & Gledhill, our Singapore legal counsel, that judgments of U.S. courts based on the civil liability provisions of the federal securities laws of the United States are not enforceable in Singapore courts. Allen & Gledhill has also advised us that there is doubt as to whether Singapore courts will enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States.

Singapore law contains provisions that could discourage a takeover of our company.
       The Companies Act (Chapter 50) of Singapore, or the Companies Act, and the Singapore Code on Takeovers and Mergers contain certain provisions that may delay, deter or prevent a future takeover or change in control of our company. Any person acquiring an interest, either on his or her own or together with parties acting in concert with him or her, in 25% or more of our voting shares must extend a takeover offer for the remaining voting shares in accordance with the Singapore Code on Takeovers and Mergers. A takeover offer is also required to be made if a person holding between 25% and 50% (both inclusive) of the voting rights (either on his or her own or together with parties acting in concert with him or her) acquires an additional 3% of our voting shares in any 12-month period. The preceding provisions may discourage or prevent certain types of transactions involving an actual or threatened change of control of our company. This may harm you because a transaction of that kind may allow you to sell your shares at a price above the prevailing market price.
Risks Related to Our Securities and Our Trading Market

The future sales of securities by our company or existing shareholders may hurt the price of our securities.
       If we or our shareholders sell a large number of our securities in the public market (including sales under this prospectus), the trading price of such securities could decrease dramatically. Any perception that these sales could occur could also result in a dramatic decline in the trading price of our securities. These sales also might make it more difficult for us to sell securities in the future at a time and at a price that we deem appropriate. As of February 28, 2001, we had an aggregate of 1,380,266,279 ordinary shares outstanding (including ordinary shares represented by ADSs). ST and its affiliates own 839,069,380 of our outstanding ordinary shares. All of our outstanding shares are freely tradable in Singapore and in the United States (in the form of ADSs), except that the shares owned by our affiliates, including ST and its affiliates, may only be sold in the United States if registered or if they qualify for an exemption from registration, including under Rule 144 under the Securities Act of 1933. ST and its affiliate are registering an indeterminate number of ordinary shares up to a total dollar amount of $1,000,000,000 pursuant to the registration statement of which this prospectus is a part.

The market prices of our securities have been and may continue to be highly volatile.
       The market prices of our securities have fluctuated widely and may continue to do so. For example, from our initial public offering in October 1999 through February 28, 2001, the trading price of our ADSs has ranged from a high of $105.75 per ADS to a low of $24.875 per ADS. During the same period, the trading price of our ordinary shares has ranged from a high of S$18.50 per ordinary share to a low of S$4.40 per ordinary share. Many factors could cause the market prices of our securities to rise and fall. Some of these factors include:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of technological innovations;

•	changes in estimates of our performance or recommendations by financial analysts;

•	market conditions in the semiconductor industry and economy as a whole;

•	introduction of new services by us or our competitors;

•	changes in market valuations of other foundries and semiconductor companies;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

•	additions or departures of key personnel; and

•	other events or factors, many of which are beyond our control.
       The financial markets in the United States, Singapore and other countries have experienced significant price and volume fluctuations, and market prices of technology companies have been and continue to be extremely volatile. Volatility in the prices of our securities may be caused by factors outside of our control and may be unrelated or disproportionate to our operating results. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of our management’s attention and resources.

The Singapore securities market is relatively small and more volatile than U.S. markets and may cause the market price of our securities to fluctuate.
       The Singapore Exchange Securities Trading Limited, or the Singapore Exchange, is relatively small and more volatile than stock exchanges in the United States and certain other European countries. As of December 31, 2000, there were 388 Singapore companies listed on the Main Board of the Singapore Exchange and the aggregate market capitalization of listed equity securities of these companies was approximately $224 billion. For the year ended December 31, 2000, the average daily equity trading value on the Singapore Exchange (including shares traded on the CLOB International trading system) was approximately $380 million, with an annualized aggregate trading value of approximately $95 billion. The relatively small market capitalization of, and trading volume on, the Singapore Exchange may cause the market price of securities of Singapore companies, including our securities, to fluctuate in both the domestic and the international markets.

New investors in our company may experience immediate and substantial dilution.
       The purchase price of any ordinary shares (including ordinary shares represented by ADSs) offered may be substantially higher than the net tangible book value of our outstanding ordinary shares. Investors who purchase ordinary shares (including ordinary shares represented by ADSs) in the offering may therefore experience immediate and significant dilution in the tangible net book value of their investment.

An active or liquid market for the securities is not assured.
       We cannot predict the extent to which an active, liquid public trading market for our securities will develop or how liquid that market will be. Active, liquid trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. Liquidity of a securities market is often a function of the volume of the securities that are publicly held by unrelated parties. With regard to ADSs, although our ADS holders are entitled to withdraw the ordinary shares underlying the ADSs from the depositary at any time, there is no public market for our ordinary shares in the United States.

Your voting rights with respect to the ADSs are limited by the terms of the deposit agreement for the ADSs.
       Holders may exercise voting rights with respect to the ordinary shares represented by ADSs only in accordance with the provisions of the deposit agreement relating to the ADSs. There are no provisions under Singapore law or under our Articles of Association that limit ADS holders’ ability to exercise their voting rights through the depositary with respect to the underlying ordinary shares. However, there are practical limitations upon the ability of ADS holders to exercise their voting rights due to the additional procedural steps involved in communicating with such holders. For example, our Articles of Association require us to notify our shareholders at least 14 days in advance of any annual general meeting unless a special resolution is to be passed at that meeting, in which case at least 21 days’ notice must be given. Our ordinary shareholders will receive notice directly from us and will be able to exercise their voting rights by either attending the meeting in person or voting by proxy.
       ADS holders, by comparison, will not receive notice directly from us. Rather, in accordance with the deposit agreement, we will provide the notice to the depositary, which will in turn, as soon as practicable thereafter, mail to holders of ADSs:

•	the notice of such meeting;

•	voting instruction forms; and

•	a statement as to the manner in which instructions may be given by holders.

       To exercise their voting rights, ADS holders must then instruct the depositary how to vote their shares. Because of this extra procedural step involving the depositary, the process for exercising voting rights will take longer for ADS holders than for holders of ordinary shares. ADSs for which the depositary does not receive timely voting instructions will not be voted at any meeting.
       Except as described in this document, holders will not be able to exercise voting rights attaching to the ADSs.

Your ability to participate in any rights offering of our company is limited.
       We may, from time to time, distribute rights to our shareholders, including rights to acquire securities under the deposit agreement relating to the ADSs. The depositary will not offer rights to holders unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act or are registered under provisions of the Securities Act. However, we are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. Accordingly, holders of our ADSs may be unable to participate in rights offerings by us and may experience dilution of their holdings as a result.
USE OF PROCEEDS
       Except as otherwise described in any prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes, which may include capital expenditures, acquisitions, refinancings of indebtedness, working capital and repurchases/redemptions of securities.
       We will not receive any proceeds from the sale of any securities by the selling shareholders.
RATIO OF EARNINGS TO FIXED CHARGES
       The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

									For the
									Nine Months
	Fiscal Year Ended December 31,								Ended
									September 30,
	1995		1996		1997	1998	1999		2000

Ratio of earnings to fixed charges	10.10	X	6.33	X	—	—	0.88	X	6.97	X
Deficiency of earnings available to cover fixed charges (in millions of US dollars)	—		—		124.4	169.4	2.9		—
       For purposes of calculating the ratio of earnings to fixed charges and the deficiency, if any, earnings consists of income (loss) before income taxes, minority interest, and equity in income (loss) of equity affiliates, plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consists of interest expensed and capitalized, plus amortization of capitalized expenses related to indebtedness, plus one-third of rental expenses on operating leases (such amounts representing the interest portion of rental expense). No preference dividends were made during the periods indicated.
DESCRIPTION OF DEBT SECURITIES
       This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.
       The debt securities will represent our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness, unless otherwise specified in the applicable prospectus supplement.
       The debt securities offered hereby will be issued under an indenture between us and trustee to be named in the prospectus supplement. We have summarized select portions of the indenture below. The summary is not complete. We have filed a copy of the indenture as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions.
General
       The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and detailed or determined in the manner provided in an officers’ certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.
       We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium, and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	whether the debt securities will be convertible into our ordinary shares (including ordinary shares represented by ADSs) or exchangeable for other of our securities, and if so, the terms of conversion or exchange;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities. (Section 2.2)
       We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
       If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Transfer and Exchange
       Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary (the “Depositary”), or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”), as described in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.
       Certificated Debt Securities. You may transfer or exchange certificated debt securities at the trustee’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.
       You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.
       Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. We expect the Depositary to follow the following procedures with respect to book-entry debt securities:
       Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by the global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.
       So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described herein, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.
       We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture. (Section 2.14.6)
       We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case maybe, as the registered holder of the related global debt security. (Section 2.14.5) We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
       We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of those participants.
       We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an Event of Default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.
       We have obtained the foregoing information in this section concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.
No Protection in the Event of a Change of Control
       Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).
Covenants
       Unless we state otherwise in (a) the applicable prospectus supplement and in a supplement to the indenture, (b) a board resolution, or (c) an officers’ certificate delivered pursuant to the indenture, the debt securities will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness, or from securing any such indebtedness by a lien on any of our or our subsidiaries’ property or capital stock, or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.
Consolidation, Merger and Sale of Assets
       We may not consolidate with or merge into any other person in a transaction in which we are not the surviving entity, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•	the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of Singapore or any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met. (Section 5.1)
Events of Default
       “Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	an event of default under any of our debt (including a default with respect to debt securities of any series other than that series) or any subsidiary, whether that debt exists today or is created at a later date,

•	if the default results from our failure to pay the debt when it becomes due;

•	the principal amount of the debt, together with the principal amount of any other debt in default for failure to pay principal at stated final maturity or the maturity of which has been accelerated, totals $100 million or more at any one time outstanding; and

•	the debt is not discharged or the acceleration is not rescinded or annulled within 30 days after we receive written notice as provided in the indenture; provided, that if the default with respect to such debt is remedied or cured by us or waived by the holders of such debt before entry of judgment in favor of the relevant trustee, then the event of default will be deemed likewise to have been remedied, cured or waived;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.
       No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) An Event of Default may also be an event of default under our bank credit agreements in existence from time to time and under certain guaranties by us of any subsidiary indebtedness. In addition, certain Events of Default or an acceleration under the indenture may also be an event of default under some of our other indebtedness outstanding from time to time.
       If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and premium of all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and premium with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) For information as to waiver of defaults see the discussion under “— Modification and Waiver” below. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an Event of Default and the continuation of an Event of Default.
       The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)
       No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days. (Section 6.7)
       Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)
       The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if its corporate trust committee or a committee of its responsible officers in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver
       We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities. (Section 9.3)
       Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of that series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
       Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the indenture and those debt securities.
       This discharge may occur only if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)
       Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the restrictive covenants contained in Sections 4.2, 4.3 through 4.6 and Section 5.1 of the indenture, as well as any additional covenants contained in a supplement to the indenture, a board resolution or an officers’ certificate delivered pursuant to the indenture; and

•	Events of Default under Section 6.1(e) of the indenture will not constitute a default or an Event of Default with respect to the debt securities of that series.
       The conditions include:

•	depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)
       Covenant Defeasance and Events of Default. In the event we exercise our option not to comply with certain covenants of the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we will remain liable for those payments.

       “Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged, which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.
Governing Law
       The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 10.10)
DESCRIPTION OF ORDINARY SHARES
       Set forth below is a description of our share capital and a brief summary of the basic rights and privileges of our shareholders conferred by our Articles of Association and the laws of Singapore. This description is only a summary and is qualified by reference to Singapore law and our Articles of Association, as amended, a copy of which is filed as an exhibit to the registration statement we filed on Form F-1 on October 4, 1999 (Registration No. 333-88397), and is incorporated herein by reference.
Ordinary Shares
       Our authorized capital is S$800,000,000.540 consisting of 3,076,923,079 ordinary shares of par value S$0.26 each. We have only one class of shares, namely, the ordinary shares, which have identical rights in all respects and rank equally with one another. Our Articles of Association provide that we may issue shares of a different class with preferential, deferred, qualified or other special rights, privileges or conditions as our Board of Directors may determine and may issue preference shares which are, or at our option are, subject to redemption, subject to certain limitations. Our directors may issue shares at a premium. If shares are issued at a premium, a sum equal to the aggregate amount or value of the premium will, subject to certain exceptions, be transferred to a share premium account.
       As of February 28, 2001, 1,380,266,279 ordinary shares were issued and outstanding. All of our ordinary shares are in registered form. We may, subject to the provisions of the Companies Act, purchase our own ordinary shares. However, we may not, except in circumstances permitted by the Companies Act, grant any financial assistance for the acquisition or proposed acquisition of our own ordinary shares.
New Ordinary Shares
       New ordinary shares may only be issued with the prior approval in a general meeting of our shareholders. The approval, if granted, will lapse at the conclusion of the annual general meeting following the date on which the approval was granted. Our shareholders have given us general authority to issue any remaining approved but unissued ordinary shares prior to our next annual general meeting. Subject to the foregoing, the provisions of the Companies Act and any special rights attached to any class of shares currently issued, all new ordinary shares are under the control of our Board of Directors who may allot and issue the same with such rights and restrictions as it may think fit. Our shareholders are not entitled to pre-emptive rights under the Articles of Association or Singapore law.

Shareholders
       Only persons who are registered in our register of shareholders and, in cases in which the person so registered is The Central Depository (Pte) Limited, or the CDP, the persons named as the depositors in the depository register maintained by the CDP for our ordinary shares, are recognized as shareholders. We will not, except as required by law, recognize any equitable, contingent, future or partial interest in any ordinary share or other rights for any ordinary share other than the absolute right thereto of the registered holder of the ordinary share or of the person whose name is entered in the depository register for that ordinary share. We may close the register of shareholders for any time or times if we provide the Registrar of Companies and Businesses of Singapore at least 14 days’ notice. However, the register may not be closed for more than 30 days in aggregate in any calendar year. We typically close the register to determine shareholders’ entitlement to receive dividends and other distributions for no more than 10 days a year.
Transfer of Ordinary Shares
       There is no restriction on the transfer of fully paid ordinary shares except where required by law. Our Board of Directors may only decline to register any transfer of ordinary shares which are not fully paid shares or ordinary shares on which we have a lien. Ordinary shares may be transferred by a duly signed instrument of transfer in any form acceptable to our Board of Directors. Our Board of Directors may also decline to register any instrument of transfer unless, among other things, it has been duly stamped and is presented for registration together with the share certificate and such other evidence of title as they may require. We will replace lost or destroyed certificates for ordinary shares if we are properly notified and if the applicant pays a fee which will not exceed S$2 and furnishes any evidence and indemnity that our Board of Directors may require.
General Meetings of Shareholders
       We are required to hold an annual general meeting every year. Our Board of Directors may convene an extraordinary general meeting whenever it thinks fit and must do so if shareholders representing not less than 10% of the total voting rights of all shareholders request in writing that such a meeting be held. In addition, two or more shareholders holding not less than 10% of our issued share capital may call a meeting. Unless otherwise required by law or by our Articles of Association, voting at general meetings is by ordinary resolution, requiring an affirmative vote of a simple majority of the votes cast at that meeting. An ordinary resolution suffices, for example, for the appointment of directors. A special resolution, requiring the affirmative vote of at least 75% of the votes cast at the meeting, is necessary for certain matters under Singapore law, including the voluntary winding up of the company, amendments to our Memorandum and Articles of Association, a change of our corporate name and a reduction in our share capital, share premium account or capital redemption reserve fund. We must give at least 21 days’ notice in writing for every general meeting convened for the purpose of passing a special resolution. Ordinary resolutions generally require at least 14 days’ notice in writing. The notice must be given to every shareholder who has supplied us with an address in Singapore for the giving of notices and must set forth the place, the day and the hour of the meeting and, in the case of special business, the general nature of that business.
Voting Rights
       A shareholder is entitled to attend, speak and vote at any general meeting, in person or by proxy. A proxy need not be a shareholder. A person who holds ordinary shares through the CDP book-entry clearance system will only be entitled to vote at a general meeting as a shareholder if his name appears on the depository register maintained by the CDP 48 hours before the general meeting. Except as otherwise provided in our Articles of Association, two or more shareholders holding at least 33 1/3 % of our issued and outstanding ordinary shares must be present in person or by proxy to constitute a quorum at any general meeting. Under our Articles of Association, on a show of hands, every shareholder present in person and each proxy shall have one vote, and on a poll, every shareholder present in person or by proxy shall have one vote for each ordinary share held. A poll may be demanded in certain circumstances, including by the chairman of the meeting or by any shareholder present in person or by proxy.
Dividends
       We may, by ordinary resolution, declare dividends at a general meeting, but we may not pay dividends in excess of the amount recommended by our Board of Directors. We must pay all dividends out of our profits or pursuant to Section 69 of the Companies Act. Our Board of Directors may also declare an interim dividend. All dividends are paid pro rata among the shareholders in proportion to the amount paid up on each shareholder’s ordinary shares, unless the rights attaching to an issue of any ordinary share provides otherwise. Unless otherwise directed, dividends are paid by check or warrant sent through the post to each shareholder at his registered address. Notwithstanding the foregoing, our payment to the CDP of any dividend payable to a shareholder whose name is entered in the depository register shall, to the extent of payment made to the CDP, discharge us from any liability to that shareholder in respect of that payment.
Bonus And Rights Issue
       Our Board of Directors may, with the approval of our shareholders at a general meeting, capitalize any reserves or profits (including profit or monies carried and standing to any reserve or to the share premium account) and distribute the same as bonus shares credited as paid-up to the shareholders in proportion to their shareholdings. Our Board of Directors may also issue rights to take up additional ordinary shares to shareholders in proportion to their shareholdings. Such rights are subject to any conditions attached to such issue.
Takeovers
       The Companies Act and the Singapore Code on Takeovers and Mergers regulate the acquisition of ordinary shares of public companies and contain certain provisions that may delay, deter or prevent a future takeover or change in control of our company. Any person acquiring an interest, either on his own or together with parties acting in concert with him, in 25% or more of our voting shares must extend a takeover offer for the remaining voting shares in accordance with the provisions of the Singapore Code on Takeovers and Mergers. “Parties acting in concert” include a company and its related and associated companies, a company and its directors (including their relatives), a company and its pension funds, a person and any investment company, unit trust or other fund whose investment such person manages on a discretionary basis, and a financial advisor and its client in respect of shares held by the financial advisor and shares held by funds managed by the financial advisor on a discretionary basis where the shareholdings of the financial advisor and any of those funds in the client total 10% or more of the client’s equity share capital. An offer for consideration other than cash must be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror within the preceding 12 months. A mandatory takeover offer is also required to be made if a person holding, either on his own or together with parties acting in concert with him, between 25% and 50% of the voting shares acquires additional voting shares representing more than 3% of the voting shares in any 12 month period.
Liquidation or Other Return of Capital
       If our company liquidates or in the event of any other return of capital, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings, subject to any special rights attaching to any other class of shares.

Indemnity
       As permitted by Singapore law, our Articles of Association provide that, subject to the Companies Act, we will indemnify our Board of Directors and officers against any liability incurred in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as an officer, director or employee. We may not indemnify directors and officers against any liability which by law would otherwise attach to them in respect of any negligence, wilful default, breach of duty or breach of trust of which they may be guilty in relation to our company.
Limitations on Rights to Hold or Vote Shares
       Except as described in “— Voting Rights” and “— Takeovers” above, there are no limitations imposed by Singapore law or by our Articles of Association on the rights of non-resident shareholders to hold or vote ordinary shares.
Substantial Shareholdings
       Under the Companies Act, a person has a substantial shareholding in a company if he has an interest (or interests) in one or more voting shares in the company and the nominal amount of that share (or the aggregate amount of the nominal amounts of those shares) is not less than 5 per cent. of the aggregate of the nominal amount of all voting shares in the company. A person having a substantial shareholding in a company is required to make certain disclosures under the Companies Act, including the particulars of his interests in that company and the circumstances by which he has such interests.
Minority Rights
       The rights of minority shareholders of Singapore-incorporated companies are protected under Section 216 of the Companies Act, which gives the Singapore courts a general power to make any order, upon application by any shareholder of our company, as they think fit to remedy any of the following situations:

•	our affairs are being conducted or the powers of our Board of Directors are being exercised in a manner oppressive to, or in disregard of the interests of, one or more of our shareholders; or

•	we take an action, or threaten to take an action, or the shareholders pass a resolution, or threaten to pass a resolution, which unfairly discriminates against, or is otherwise prejudicial to, one or more of our shareholders, including the applicant.
       Singapore courts have wide discretion as to the reliefs they may grant and those reliefs are in no way limited to those listed in the Companies Act itself. Without prejudice to the foregoing, Singapore courts may:

•	direct or prohibit any act or cancel or vary any transaction or resolution;

•	regulate our affairs in the future;

•	authorize civil proceedings to be brought in the name of, or on behalf of, the company by a person or persons and on such terms as the court may direct;

•	provide for the purchase of a minority shareholder’s shares by our other shareholders or by our company and, in the case of a purchase of shares by us, a corresponding reduction of our share capital;

•	provide that our Memorandum or Articles of Association be amended; or

•	provide that our company be wound up.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
       ADSs represent ownership interests in securities that are on deposit with a depositary bank. Citibank, N.A., located at 111 Wall Street, New York, New York 10043, is the depositary bank for our ADSs. ADSs are normally represented by certificates that are commonly known as American Depositary Receipts, or ADRs. The depositary typically appoints a custodian to safekeep the securities on deposit. Our custodian is Citibank Nominees Singapore Pte Ltd, located at 300 Tampines Avenue #07-00, Tampines Junction, Singapore 529653.
       We appointed Citibank, N.A. as our depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement as indicated above under “Where You Can Find More Information.”
       The following is a summary description of the ADSs and your rights as an owner of ADSs. Please note that your rights and obligations as an owner of ADSs will be determined by the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.
       Each ADS represents ten ordinary shares on deposit with the custodian bank. An ADS also represents any other property received by the depositary or the custodian on behalf of the owner of the ADS that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.
       If you become an owner of an ADS, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. Although the deposit agreement is governed by New York law, our obligations to the holders of our ordinary shares will continue to be governed by the laws of Singapore, which may be different from the laws in the United States.
       As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name or through a brokerage or safekeeping account. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Please consult with your broker or bank to determine what those procedures are. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name.
Issuance of ADSs Upon Deposit of Ordinary Shares
       The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian.
       The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.
       When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	your ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;

•	all preemptive and similar rights, if any, with respect to your ordinary shares have been validly waived or exercised;

•	you are duly authorized to deposit the ordinary shares;

•	your ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and are not, and the ADSs issuable upon such deposit will not be, except as provided in the deposit agreement, “restricted securities” (as defined in the deposit agreement); and

•	the ordinary shares presented for deposit have not been stripped of any rights or entitlements.
       If any of the representations or warranties are false in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Withdrawal of Ordinary Shares Upon Cancellation of ADSs
       As a holder of ADSs, you will be entitled to present your ADSs to the depositary for cancellation and then receive the underlying ordinary shares at the custodian’s offices. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
       If you hold an ADR registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. As noted above, the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.
       You will have the right to withdraw the ordinary shares represented by your ADSs at any time subject to:

•	temporary delays that may arise because the transfer books for the ordinary shares or the ADSs are closed or when ordinary shares are immobilized as a result of a shareholders’ meeting or a payment of dividends, if any;

•	your obligation to pay fees, taxes and similar charges; and

•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.
       The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.
Dividends and Distributions
       As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.
Distributions of Cash
       Whenever we make a cash distribution for the securities on deposit with the custodian, we will notify the depositary. Upon receipt of such notice, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to holders.

       The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.
Distributions of Ordinary Shares
       Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will notify the depositary bank. Upon receipt of such notice, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
       The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.
       New ADSs will not be distributed if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it will use its best efforts to sell the ordinary shares received and will distribute the proceeds of the sale as in the case of a distribution of cash.
Elective Distributions
       Whenever we intend to distribute a dividend payable at the election of shareholders, either in cash or in additional shares, we will give prior notice of the distribution to the depositary and will indicate whether we wish the distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practical.
       The depositary will make the election available to you only if it is reasonably practical and if we have provided the depositary all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
       If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Singapore would receive for failing to make an election, as more fully described in the deposit agreement.
Distributions of Rights
       Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.
       The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs. Upon the exercise of any such rights, you may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs. Please note that the depositary bank is not obligated to establish procedures to facilitate the distribution and exercise of such rights.

       The depositary will not distribute the rights to you if:

•	we do not request that the rights be distributed to you or we ask that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary bank, such as opinions addressing the lawfulness of the transaction; or

•	it is not reasonably practicable to distribute the rights.
       The depositary will sell any rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of the sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse, in which case you will receive no value for such rights.
Other Distributions
       Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.
       If it is reasonably practicable to distribute such property to you and if we provide the depositary bank all of the documentation contemplated in the deposit agreement, it will distribute the property to you in a manner it deems practicable.
       The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.
       The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary bank; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.
       The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.
Redemption
       Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary. If it is reasonably practicable and if we provide the depositary bank all of the documentation contemplated in the deposit agreement, the depositary will mail notice of the redemption to the holders.
       The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares
       The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.
       If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Voting Rights
       As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described under the heading “Description of Ordinary Shares” in this prospectus.
       The depositary will mail to you any notice of shareholders’ meeting received from us, together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.
       If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.
       Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.
Fees and Charges
As an ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees

Issuance of ADSs	Up to 5¢ per ADS issued
Cancellation of ADSs	Up to 5¢ per ADS canceled
Exercise of rights to purchase additional ADSs	Up to 5¢ per ADS issued
Distribution of shares or other free distributions	Up to 5¢ per ADS held
Distribution of cash upon sale of rights and other entitlements	Up to 2¢ per ADS held
       As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	fees for the transfer and registration of ordinary shares (i.e., upon deposit and withdrawal of ordinary shares);

•	expenses incurred for converting foreign currency into U.S. dollars;

•	expenses for cable, telex and fax transmissions and for delivery of securities; and

•	taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

       We have agreed to pay certain other charges and expenses of the depositary. Please note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.
Amendments and Termination
       We may agree with the depositary to modify the deposit agreement at any time without your consent. Except in very limited circumstances enumerated in the deposit agreement, we have agreed to give holders 30 days’ prior notice of any modifications that would prejudice any of their substantial rights under the deposit agreement.
       You will be bound by any modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs, except as permitted by law.
       We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination.
       Upon termination of the deposit agreement, the following will occur:

•	for a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those ordinary shares on the same terms as prior to the termination. During such six month period, the depositary bank will continue to collect all distributions received on the ordinary shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs; and

•	after the expiration of such six month period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.
Books of Depositary
       The depositary will maintain ADS holder records at its depositary office. You may inspect these records at the depositary’s office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
       The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.
Limitations on Obligations and Liabilities
       The deposit agreement limits our obligations and the depositary’s obligations to you. We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith. Please note the following:

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our Memorandum and Articles of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our Memorandum and Articles of Association or in any provisions of securities on deposit.

•	We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representative thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
Pre-Release Transactions
       The depositary may, under certain circumstances, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The deposit agreement requires that the ADSs be fully collateralized before any ADSs are pre-released. The depositary may retain the compensation received from the pre-release transactions.
Taxes
       You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
       The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained by you.
Foreign Currency Conversion
       The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
       If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;

•	distribute the foreign currency to holders for whom the distribution is lawful and practical; and

•	hold the foreign currency, without liability for interest, for the applicable holders.
DESCRIPTION OF PREFERENCE SHARES
       Our Articles of Association provide that we may issue shares of a different class with preferential, deferred, qualified or other special rights, privileges or conditions as our Board of Directors may determine and may issue preference shares which are, or at our option are, subject to redemption, subject to certain limitations. The transfer agent, registrar, and dividend disbursement agent for a series of preference shares will be named in a prospectus supplement. The registrar for preference shares, if any, will send notices to shareholders of any meetings at which holders of the preference shares have the right to elect directors or to vote on any other matter. If we offer preference shares, the specific designations and rights will be described in a prospectus supplement and a description will be filed with the SEC. The prospectus supplement will also set forth some or all of the following terms regarding the preference shares:

•	specific designation;

•	number of shares;

•	liquidation value;

•	dividend rights;

•	liquidation and redemption rights;

•	voting rights;

•	other rights, including conversion or exchange rights, if any; and

•	any other specific terms.
DESCRIPTION OF WARRANTS
       We may issue warrants, including warrants to purchase ordinary shares, ADSs, preference shares, debt securities or other securities. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. The terms of warrants will be set forth in a prospectus supplement which will describe, among other things:

•	the designation of the warrants;

•	the securities into which the warrants are exercisable;

•	the exercise price;

•	the aggregate number of warrants to be issued;

•	the principal amount of securities purchasable upon exercise of each warrant;

•	the price or prices at which each warrant will be issued;

•	the procedures for exercising the warrants;

•	the date upon which the exercise of warrants will commence;

•	the expiration date; and

•	any other material terms of the warrants.
SELLING SHAREHOLDERS
       The selling shareholders may be ST or its affiliate Singapore Technologies Semiconductors Pte Ltd (or any of their respective pledgees or donees). The selling shareholders may offer, in the aggregate, an indeterminate number of ordinary shares (directly or in the form of ADSs) up to a total dollar amount of $1,000,000,000. As of February 28, 2001, the selling shareholders own, in the aggregate, 839,069,380 of our ordinary shares, representing 60.8% of our outstanding ordinary shares. The prospectus supplement for any offering of the ordinary shares (directly or in the form of ADSs) by the selling shareholders will include the following information:

•	the names of the selling shareholders;

•	the number of ordinary shares (directly or in the form of ADSs) held by each of the selling shareholders;

•	the percentage of ordinary shares (directly or in the form of ADSs) held by each of the selling shareholders; and

•	the number of ordinary shares (directly or in the form of ADSs) offered by each of the selling shareholders.
PLAN OF DISTRIBUTION
       We and/or the selling shareholders may sell or distribute the securities:

•	through underwriters;

•	through agents;

•	to dealers; or

•	directly to one or more purchasers.
       In particular, the selling shareholders (including any donee or pledgee thereof) may sell or distribute their ordinary shares (directly or in the form of ADSs) from time to time in one or more public or private transactions, including:

•	block trades;

•	on any exchange or in the over-the-counter market;

•	in transactions otherwise than on an exchange or in the over-the-counter market;

•	through the writing of put or call options relating to such securities;

•	the short sales of such securities;

•	through the lending of such securities;

•	through the distribution of such securities by any selling shareholder to its partners, members or shareholders; or

•	through a combination of any of the above.
       Any sale or distribution may be effected by us or the selling shareholders:

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated or fixed prices.
       A prospectus supplement will set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us and/or the selling shareholders from such sales, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Through Underwriters
       If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the securities if any are purchased.
       During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the securities they sell for their account may be reclaimed by the syndicate if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities then offered, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.
Through Agents or to Dealers
       We and/or the selling shareholders may sell the securities directly or through agents we and/or the selling shareholders designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named, and any commissions payable by us and/or the selling shareholders to an agent will be set forth, in a prospectus supplement relating thereto. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
       If dealers are used in any of the sales of securities covered by this prospectus, we and/or the selling shareholders will sell those securities to dealers as principals. The dealers may then resell the securities to the public at varying prices the dealers determine at the time of resale. The names of the dealers and the terms of the transactions will be set forth in a prospectus supplement.
Direct Sales
       We and/or the Selling Shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof. The terms of any such sales will be described in a prospectus supplement.
Delayed Delivery
       If so indicated in a prospectus supplement, we and/or the selling shareholders will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us and/or the selling shareholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.
General
       Agents, dealers, selling shareholders and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and/or the selling shareholders and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with us and/or the selling shareholders to indemnification by us and/or the selling shareholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our and/or the selling shareholders’ behalf.
       Selling shareholders also may resell all or a portion of their ordinary shares (in the form of ADSs) in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.
       Any debt securities, preference shares or warrants may, but are not expected to, be listed on any securities exchange.
LEGAL MATTERS
       Some legal matters relating to the validity of the debt securities and the warrants will be passed upon by Latham & Watkins. The validity of our ordinary shares and preference shares will be passed upon by Allen & Gledhill, our Singapore counsel. Latham & Watkins may rely upon Allen & Gledhill with respect to some matters governed by Singapore law.
EXPERTS
       Our consolidated financial statements as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

$300,000,000 6.25% Senior Notes Due 2013

PROSPECTUS SUPPLEMENT

Goldman Sachs (Singapore) Pte.